As filed with the Securities and Exchange Commission on January 25, 2023

Registration No. 333-269387

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

AMENDMENT NO. 1 TO
FORM F-10

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________________

enCore Energy Corp.
(Exact name of registrant as specified in its charter)

_______________________

British Columbia, Canada
(Province or other jurisdiction of incorporation or organization)

1094
(Primary Standard Industrial Classification Code Number, if applicable)

N/A
(I.R.S. Employer Identification No., if applicable)

_______________________

101 N. Shoreline Blvd. Suite 450
Corpus Christi, TX 78401
(361) 239-5449
(Address and telephone number of Registrant’s principal executive offices)

_______________________

Cogency Global Inc.
122 E. 42nd Street, 18th Floor
New York, New York 10168
(800) 221-0102
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

_______________________

Copies to:

Gregory Zerzan enCore Energy Corp. 101 N. Shoreline Blvd. Suite 450 Corpus Christi, TX 78401 (361) 239-5449	Scott H. Kimpel Samuel M. Kardon Hunton Andrews Kurth LLP 2200 Pennsylvania Ave. N.W. Washington, DC 20037 (202) 955-1500	Edward L. Mayerhofer Morton Law LLP 750 Pender St. W. Suite 1200 Vancouver, BC V6C2T8 (604) 331-9543	Ryan J. Dzierniejko Skadden, Arps, Slate, Meagher & Flom LLP & Affiliates One Manhattan West New York, NY 10001 (212) 735-3712	Chad Accursi James Lyle Cassels Brock & Blackwell LLP 40 King St. W. Suite 2100 Toronto, ON M5H3C2 (416) 860-2937

_______________________

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.      ☐ upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.       ☒ at some future date (check the appropriate box below):

1.       ☐ pursuant to Rule 467(b) on (            ) at (            ) (designate a time not sooner than 7 calendar days after filing).

2.       ☐ pursuant to Rule 467(b) on (             ) at (            ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (             ).

3.       ☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.       ☒ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION, DATED JANUARY 25, 2023

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Company at 101 N. Shoreline Blvd., Suite 450, Corpus Christi, Texas, 78401, or telephone 361-239-5449, and are also available electronically at www.sedar.com.

AMENDED AND RESTATED PRELIMINARY SHORT FORM PROSPECTUS
AMENDING AND RESTATING THE PRELIMINARY SHORT
FORM PROSPECTUS DATED JANUARY 24, 2023

New Issue	January 25, 2023

ENCORE ENERGY CORP.

$30,000,750
9,231,000 Units

_______________________

Price: $3.25 per Unit
_______________________

This short form prospectus (this “Prospectus”) is being filed in each of the provinces of Canada, other than Quebec (the “Qualifying Jurisdictions”), to qualify the distribution of 9,231,000 Units (“Units”) of enCore Energy Corp. (“enCore” or the “Company”) at a price of $3.25 per Unit (the “Offering Price”) for gross proceeds of $30,000,750 (the “Offering”). Each Unit shall consist of one common share of the Company (each a “Unit Share”) and one-half of one common share purchase warrant of the Company (each whole common share purchase warrant, a “Warrant”). Each Warrant is exercisable to acquire one common share of the Company (each, a “Warrant Share”) at an exercise price of $4.05 per Warrant Share for a period of 36 months following the Closing Date (as defined herein), subject to adjustment in certain events and subject to the terms of a warrant indenture (the “Warrant Indenture”) to be dated as of the Closing Date (as defined herein) between the Company and Computershare Trust Company of Canada (the “Warrant Agent”), as warrant agent thereunder.

The Units are being issued and sold pursuant to an underwriting agreement (the “Underwriting Agreement”) dated January 25, 2023 among the Company and Canaccord Genuity Corp., as lead underwriter and sole bookrunner (“Canaccord” or the “Lead Underwriter”), and a syndicate of underwriters comprised of Cantor Fitzgerald Canada Corporation and Haywood Securities Inc. (together with the Lead Underwriter, the “Underwriters”). The Offering Price was determined by arm’s length negotiation between the Company and the Lead Underwriter, on behalf of the Underwriters, with reference to the prevailing market price of the common shares of the Company (the “Common Shares”). See “Plan of Distribution”.

The Common Shares are listed and posted for trading on the TSX Venture Exchange (“TSX-V”) in Canada under the symbol “EU”. The Common Shares were posted for trading on the OTCQB Venture Market (the “OTCQB”) in the United States under the symbol “ENCUF”. On January 17, 2023, the NYSE American LLC (“NYSE American”) in the United States approved the listing of Common Shares under the symbol “EU”. On January 23, 2023, the Common Shares ceased trading on the OTCQB and commenced trading on the NYSE American. On January 24, 2023, the last trading day on the TSX-V prior to the date of this Prospectus, the closing price of the Common Shares on the

TSX-V was $3.61 per Common Share, and on January 24, 2023, the last trading day on the NYSE American prior to the date of this Prospectus, the closing price of the Common Shares on the NYSE American was US$2.70 per Common Share.

The Company has applied to list the Unit Shares to be distributed under this Prospectus on the TSX-V and NYSE American, as well as the Warrant Shares issuable upon the exercise of the Warrants (including those Unit Shares and Warrant Shares issuable in connection with the exercise of the Over-Allotment Option (as defined herein)). Listing will be subject to the Company fulfilling all of the requirements of the TSX-V and NYSE American. See “Plan of Distribution.

	Price to the Public		Underwriters’ Fee(1)		Net Proceeds to the Company(1)
Per Unit	$3.25		$0.195		$3.055
Total	$30,000,750	(1)	$1,800,045	(2)	$28,200,705	(2)(3)

____________

Notes:

(1)      Assumes no exercise of the Over-Allotment Option and no President’s List (as defined herein) purchasers.

(2)      Pursuant to the Underwriting Agreement, the Underwriters will receive a cash fee (the “Underwriters’ Fee”) equal to 6.0% of the gross proceeds of the Offering (including in respect of any exercise of the Over-Allotment Option, if any), subject to a reduced cash fee equal to 2.0% of the gross proceeds from Units sold by the Underwriters to certain purchasers designated by the Company on the president’s list (subject to a maximum of $1,000,000) (the “President’s List”).

(3)      After deducting the Underwriters’ Fee (assuming no President’s List purchasers), but before deducting the expenses of the Offering, including listing fees and the reasonable expenses of the Underwriters incurred in connection with the Offering, estimated to be approximately $[•], which will be paid by the Company from the net proceeds of the Offering.

The Underwriters have been granted an option (the “Over-Allotment Option”), exercisable, in whole or in part, at any time from time to time, in the sole discretion of the Underwriters, for a period of up to 30 days from and including the Closing Date, to purchase from the Company an additional 1,384,650 Units (the “Additional Units”) at the Offering Price, to cover the Underwriters’ over-allotments, if any, and for market stabilization purposes. The Over-Allotment Option is exercisable by the Underwriters in respect of: (i) Additional Units at the Offering Price; or (ii) additional Warrants (each, an “Additional Warrant”) at a price of $0.643 per Additional Warrant; or (iv) any combination of the Additional Units and/or Additional Warrants, so long as the aggregate number of Additional Warrants, which may be issued under the Over-Allotment Option, does not exceed 692,325 Additional Warrants. If the Over-Allotment Option is exercised in full for Additional Units, the total “Price to the Public”, “Underwriters’ Fee” and “Net Proceeds to the Company” will be $34,500,862.50, $2,070,051.75 and $32,430,810.75, respectively (assuming no President’s List purchasers). This Prospectus qualifies the grant of the Over-Allotment Option and the distribution of the Additional Units and the Additional Warrants issuable upon exercise of the Over-Allotment Option. A purchaser who acquires securities forming part of the Underwriters’ over-allocation position acquires those securities under this Prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. See “Plan of Distribution”.

Unless the context otherwise requires, when used herein, all references to “Offering”, “Units”, “Unit Shares”, “Warrants” and “Warrant Shares” include the any such securities issuable upon exercise of the Over-Allotment Option.

The following table sets out the number of securities that may be issued by the Company pursuant to the Over-Allotment Option:

Underwriters Position	Maximum Size or Number of Securities Available	Exercise Period	Exercise Price
Over-Allotment Option	1,384,650 Additional Units and/or 692,325 Additional Warrants(1)	Exercisable for a period of 30 days from and including the Closing Date	$3.25 per Additional Unit $0.643 per Additional Warrant

____________

Notes:

(1)      Assuming the Over-Allotment Option is exercised in full.

This Offering is being made concurrently in the Qualifying Jurisdictions and in the United States pursuant to the multijurisdictional disclosure system implemented by the securities regulatory authorities in Canada and the SEC in the United States. Subject to applicable law, the Units may be offered in such other jurisdictions outside of Canada and the United States as may be agreed between the Company and the Underwriters.

The Company is permitted under a multijurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States to prepare this Prospectus in accordance with the disclosure requirements of Canada. Prospective investors in the United States should be aware that such requirements are different from those of the United States. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and are audited in accordance with the Canadian Auditing Standards; however, as such financial statements are also subject to Canadian auditing and auditor independence standards they may not be comparable to financial statements of United States companies.

An investment in the Units is highly speculative and involves a high degree of risk, and should only be made by persons who can afford the total loss of their investment. Investors should carefully consider the risk factors described or incorporated by reference in this Prospectus before purchasing the Units. Prospective investors are advised to consult their legal counsel and other professional advisors in order to assess legal and other aspects of the investment. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”.

Owning securities of the Company may subject investors to tax consequences both in Canada and the United States. Such tax consequences are not fully described in this Prospectus. Prospectus investors should read the tax discussion in this Prospectus and consult their own tax advisors regarding the application of Canadian federal and United States income tax laws to their particular circumstances, as well as any other provincial, state territorial, local, foreign and other tax consequences of acquiring, holding or disposing of Units, Unit Shares, Warrants, and Warrant Shares. See “Certain Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations”.

Your ability to enforce civil liabilities under the U.S. federal securities laws may be affected adversely because we are incorporated under the laws of British Columbia, Canada, some or all of the experts named in this Prospectus are Canadian residents, and the Underwriters may be residents of a country other than the United States.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE SECURITIES OFFERED HEREBY OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

There is no market through which the Warrants may be sold and purchasers may not be able to resell the Warrants purchased under this Prospectus. This may affect the pricing of the Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the Warrants, and the extent of issuer regulation. See “Risk Factors”.

The Underwriters, as principal, conditionally offer the Units subject to prior sale, if, as and when issued by the Company and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under the “Plan of Distribution”, and subject to the approval of certain legal matters, on behalf of the Company by Morton Law LLP, Hunton Andrews Kurth LLP, and Legacy Tax + Trust Lawyers and on behalf of the Underwriters by Cassels Brock & Blackwell LLP and Skadden, Arps, Slate, Meagher & Flom LLP.

The Underwriters propose to offer the Units initially at the Offering Price. After the Underwriters have made commercially reasonable efforts to sell all of the Units qualified by this Prospectus at the Offering Price, the offering price may be decreased, and further changed from time to time, to an amount not greater than the Offering Price, and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Units is less than the gross proceeds to be paid by the Underwriters to the Company. See “Plan of Distribution”.

In connection with the Offering, the Underwriters may, subject to applicable laws, over-allot or effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which might otherwise prevail in the open market in accordance with applicable stabilization rules. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

Subscription for the Units will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. Closing of the Offering is expected to occur on or about February 10, 2023, or such other date as may be agreed upon by the Company and the Underwriters (the “Closing Date”). In any event, the Units are to be taken up by the Underwriters, if at all, on or before a date not later than 42 days after the date of the final receipt for this Prospectus. See “Plan of Distribution”.

Except in certain limited circumstances, the Units sold pursuant to the Offering will be issued in electronic form to CDS Clearing and Depository Services Inc. (“CDS”) or its nominees thereof and deposited with CDS on the closing of the Offering. A purchaser will receive only a customer confirmation of the issuance of the Units purchased pursuant to the Offering from the registered dealer through which the Units are purchased. CDS will record the CDS participants who hold Units on behalf of owners who have purchased them in accordance with the book-based system. See “Plan of Distribution”.

The Company’s head office is located at 101 N. Shoreline Blvd, Suite 450, Corpus Christi, Texas, 78401, and its registered office is located at 1200 – 750 West Pender St., Vancouver, British Columbia V6C 2T8.

Certain directors and officers of the Company reside outside of Canada. These persons have appointed the following agents for service of process:

Name of Person or Company	Name and Address of Agent
William Bruce Harris	Morton Law LLP, 1200 – 750 West Pender St., Vancouver, BC V6C 2T8
Dennis Stover	Morton Law LLP, 1200 – 750 West Pender St., Vancouver, BC V6C 2T8
Mark Pelizza	Morton Law LLP, 1200 – 750 West Pender St., Vancouver, BC V6C 2T8
Richard Cherry	Morton Law LLP, 1200 – 750 West Pender St., Vancouver, BC V6C 2T8
W. Paul Goranson	Morton Law LLP, 1200 – 750 West Pender St., Vancouver, BC V6C 2T8
Carrie Mierkey	Morton Law LLP, 1200 – 750 West Pender St., Vancouver, BC V6C 2T8
William M. Sheriff	Morton Law LLP, 1200 – 750 West Pender St., Vancouver, BC V6C 2T8
Susan Hoxie-Key	Morton Law LLP, 1200 – 750 West Pender St., Vancouver, BC V6C 2T8
Peter Luthiger	Morton Law LLP, 1200 – 750 West Pender St., Vancouver, BC V6C 2T8
Greg Zerzan	Morton Law LLP, 1200 – 750 West Pender St., Vancouver, BC V6C 2T8

In addition, certain of the experts named in this Prospectus reside outside of Canada. Purchasers are advised that it may not be possible to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or who resides outside of Canada, even if the party has appointed an agent for service.

In this Prospectus, unless the context otherwise requires, references to “we”, “us”, “our”, “enCore” or the “Company” refer to enCore Energy Corp., either alone or together with its subsidiaries, as the context requires.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus, including any information incorporated by reference, contains statements that, to the extent that they are not historical fact, may constitute “forward-looking information” and “forward-looking statements” within the meaning of applicable Canadian and United States securities legislation, respectively. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “project”, “estimates”, “forecasts”, “intends”, “anticipates”, or “believes” or variations (including negative variations) of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved.

Forward-looking statements may include, but are not limited to, statements with respect to:

•        the Company’s future financial and operational performance;

•        the sufficiency of the Company’s current working capital, anticipated cash flow or its ability to raise necessary funds;

•        the anticipated amount and timing of work programs;

•        our expectations with respect to future exchange rates;

•        the estimated cost of and availability of funding necessary for sustaining capital;

•        forecast capital and non-operating spending;

•        the Company’s plans and expectations for its property, exploration, development, production, and community relations operations;

•        the use of available funds;

•        expectations regarding the process for and receipt of regulatory approvals, permits and licenses under governmental and other applicable regulatory regimes, including U.S. government policies towards domestic uranium supply;

•        expectations about future uranium market prices, production costs and global uranium supply and demand;

•        expectations regarding holding physical uranium for long-term investment;

•        the establishment of mineral resources on any of the Company’s current or future mineral properties (other than the Company’s properties that currently have an established mineral resource estimates);

•        future royalty and tax payments and rates;

•        expectations regarding possible impacts of litigation and regulatory actions;

•        the completion of reclamation activities at former mine or extraction sites;

•        listing of the Unit Shares and Warrant Shares on the TSX-V and NYSE American;

•        the Closing Date for the Offering;

•        satisfaction of the escrow release conditions of the Subscription Receipt Offering (as defined herein);

•        closing of the Nebari Loan (as defined herein); and

•        the completion of the Alta Mesa Acquisition (as defined herein).

Such forward-looking statements reflect the Company’s current views with respect to future events, based on information currently available to the Company and are subject to and involve certain known and unknown risks, uncertainties, assumptions and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed in or implied by such forward-looking statements.

The forward-looking statements in this Prospectus and the documents incorporated by reference herein are based on material assumptions, including the following:

•        our budget, including expected levels of exploration, evaluation and operations activities and costs, as well as assumptions regarding market conditions and other factors upon which we have based our income and expenditure expectations;

•        assumptions regarding the timing and use of our cash resources;

•        our ability to, and the means by which we can, raise additional capital to advance other exploration and evaluation objectives;

•        financial markets will not in the long term be adversely impacted by the COVID-19 pandemic;

•        our operations and key suppliers are essential services, and our employees, contractors and subcontractors will be available to continue operations;

•        our ability to obtain all necessary regulatory approvals, permits and licenses for our planned activities under governmental and other applicable regulatory regimes;

•        our expectations regarding the demand for, and supply of, uranium, the outlook for long-term contracting, changes in regulations, public perception of nuclear power, and the construction of new and ongoing operation of existing nuclear power plants;

•        our expectations regarding spot and long-term prices and realized prices for uranium;

•        our expectations that our holdings of physical uranium will be helpful in securing project financing and/or in securing long- term uranium supply agreements in the future;

•        our expectations regarding tax rates, currency exchange rates, and interest rates;

•        our decommissioning and reclamation obligations and the status and ongoing maintenance of agreements with third parties with respect thereto;

•        our mineral resource estimates, and the assumptions upon which they are based;

•        our, and our contractors’, ability to comply with current and future environmental, safety and other regulatory requirements and to obtain and maintain required regulatory approvals;

•        our operations are not significantly disrupted by political instability, nationalization, terrorism, sabotage, pandemics, social or political activism, breakdown, natural disasters, governmental or political actions, litigation or arbitration proceedings, equipment or infrastructure failure, labour shortages, transportation disruptions or accidents, or other development or exploration risks; and

•        our ability to close the Alta Mesa Acquisition prior to the escrow release deadline included in the Subscription Receipt Agreement.

The risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from any future results expressed in or implied by the forward-looking statements in this Prospectus and the documents incorporated by reference herein include, but are not limited to, the following factors:

•        exploration and development risks;

•        changes in commodity prices;

•        access to skilled mining personnel;

•        results of exploration and development activities;

•        uninsured risks;

•        regulatory risks;

•        defects in title;

•        availability of materials and equipment, timeliness of government approvals and unanticipated environmental impacts on operations;

•        risks posed by the economic and political environments in which the Company operates and intends to operate;

•        the potential for losses arising from the expansion of operations into new markets;

•        increased competition;

•        assumptions regarding market trends and the expected demand and desires for the Company’s products and proposed products;

•        reliance on industry manufacturers, suppliers and others;

•        the failure to adequately protect intellectual property;

•        the failure to adequately manage future growth;

•        adverse market conditions; and

•        the failure to satisfy ongoing regulatory requirements.

In addition, the risks, assumptions, and other factors set out below under “Risk Factors” and incorporated by reference herein from the Company’s AIF (as defined herein) could cause actual results to differ materially from any future results expressed in or implied by the forward-looking statements in this Prospectus and the documents incorporated by reference herein. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated, believed, estimated or expected. These risks, uncertainties, assumptions and other factors should be considered carefully, and prospective investors and readers should not place undue reliance on the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or information or statements to reflect information, events, results, circumstances or otherwise after the date on which such statement is made or to reflect the occurrence of unanticipated events, except as required by applicable laws. New factors emerge from time to time, and it is not possible for management to predict all of such factors and to assess in advance the impact of each such fact on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements or information.

All of the forward-looking statements contained in this Prospectus and the documents incorporated by reference herein and therein are qualified by the foregoing cautionary statements.

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS

Prospective investors should rely on only information contained in this Prospectus or incorporated by reference herein. Neither the Company nor the Underwriters has authorized anyone to provide investors with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither the Company nor the Underwriters are making an offer to sell the Units in any jurisdiction where the offer or sale is not permitted. Investors should assume that the information contained in this Prospectus or in any documents incorporated or deemed to be incorporated by reference in this Prospectus is accurate only as of the respective date of the document in which such information appears. The business, financial condition, results of operations and prospects of the Company may have changed since those dates.

Information contained in this Prospectus should not be construed as legal, tax or financial advice and prospective investors are urged to consult with their own professional advisors prior to investing in the securities offered hereby.

This Prospectus is part of a registration statement on Form F-10 (the “U.S. Registration Statement”) relating to the Offering that the Company has filed or will file with the SEC. Under the U.S. Registration Statement, the Company may sell securities pursuant to the Offering. This Prospectus, which constitutes part of the U.S. Registration Statement, provides prospective investors with a general description of the securities that the Company may offer. Before you invest, you should read this Prospectus together with additional information described under the heading “Documents Incorporated by Reference” herein and therein. This Prospectus does not contain all of the information set forth in the U.S. Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC, or the exhibits that are part of the U.S. Registration Statement. Investors in the United States should refer to the U.S. Registration Statement and the exhibits thereto for further information with respect to the Company and the securities.

AVAILABLE INFORMATION

The Company files reports and other information with the securities commissions and similar regulatory authorities in the provinces of Canada. These reports and information are available to the public free of charge on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com.

The Company is subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and in accordance therewith files reports and other information with the SEC. Under the multijurisdictional disclosure system adopted by the United States and Canadian securities regulators, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. Under the U.S. Exchange Act, the Company is not required to publish financial statements as frequently or as promptly as United States companies. Reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC in the public reference room at 100 F Street, N.E., Washington, D.C., 20549 by paying a fee. Prospective investors may call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information regarding the public reference facilities. The SEC also maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

DOCUMENTS FILED AS PART OF the U.S. REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the U.S. Registration Statement on Form F-10 of which this Prospectus forms a part: (a) the documents referred to under the heading “Documents Incorporated by Reference”; (b) consents of each of the following: Davidson (as defined herein), BDO (as defined herein) and each of the experts listed under the section “Interests of Experts”; (c) the Underwriting Agreement; (d) the form of Warrant Indenture (as defined herein); and (e) powers of attorney from certain of the Company’s directors and officers (included on the signature pages of the registration statement).

CURRENCY PRESENTATION

Unless otherwise indicated, all references to monetary amounts in this Prospectus are denominated in Canadian dollars. The consolidated financial statements of the Company incorporated herein by reference are reported in Canadian dollars and are prepared in accordance with IFRS. They may not be comparable to financial statements of United States companies. Unless otherwise indicated, all references to “$” and “dollars” in this Prospectus refer to Canadian dollars. References to “US$” in this Prospectus refer to United States dollars.

The following tables set forth, for the periods indicated, the high, low, average and period end daily exchange rates of exchange for one U.S. dollar in Canadian dollars, published by the Bank of Canada. Although obtained from sources believed to be reliable, the data is provided for informational purposes only, and the Bank of Canada does not guarantee the accuracy or completeness of the data.

U.S. dollar to Canadian dollar

	Year Ended December 31,
	2022	2021	2020
High	1.3856	1.2942	1.4496
Low	1.2451	1.2040	1.2718
Average	1.3011	1.2535	1.3415
Period end	1.3544	1.2678	1.2732

On January 24, 2023, the daily exchange rate for one United States dollar expressed in Canadian dollars, as quoted by the Bank of Canada, was US$1.00 = C$1.3370 (or C$1.00 = US$0.7479).

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with provincial securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request and without charge from the Company at 101 N. Shoreline Blvd, Suite 450, Corpus Christi, Texas 78401, or telephone 361-239-5449, and are also available electronically through SEDAR at www.sedar.com. The filings of the Company through SEDAR are not incorporated by reference in this Prospectus except as specifically set out herein.

The following documents, filed by the Company with the various provincial securities commissions or similar authorities in Canada, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

1.      the report entitled “Technical Report Summary for the Alta Mesa Uranium Project, Brooks and Jim Hogg Counties, Texas, USA” dated January 19, 2023, prepared by Douglas Beahm, P.E. P.G., BRS Inc. (the “Alta Mesa Technical Report”);

2.      the term sheet for the Offering dated as of January 25, 2023, summarizing the terms of the Offering (collectively, the “Term Sheet”);

3.      the amended and restated interim consolidated financial statements of the Company for the nine months ended September 30, 2022 and 2021, together with the notes thereto;

4.      the amended and restated management’s discussion and analysis of the Company for the nine months ended September 30, 2022 and 2021;

5.      the material change report dated December 12, 2022 relating to the completion of the Subscription Receipt Offering (the “December Private Placement MCR”);

6.      the material change report dated November 14, 2022 relating to the news release dated November 14, 2022 announcing the Alta Mesa Acquisition (the “Alta Mesa MCR”);

7.      the material change report dated September 15, 2022 relating to the news release dated September 12, 2022 announcing the completion of the Share Consolidation (as defined herein) of the Company’s Common Shares;

8.      the annual information form of the Company for the year ended December 31, 2021, dated as of August 11, 2022 (the “AIF”);

9.      the material change report dated June 1, 2022 relating to the news release dated June 1, 2022 announcing the appointment of Ms. Susan Hoxie-Key as a director of the Company;

10.    the material change report dated May 30, 2022 relating to the news release dated May 26, 2022 announcing the sale of the Ceboletta Uranium Project, New Mexico;

11.    the management information circular of the Company dated May 13, 2022 in respect of the Company’s annual meeting of shareholders held on June 22, 2022;

12.    the material change report dated May 3, 2022 relating to the news release dated May 3, 2022 announcing the appointment of Mr. Peter Luthiger as Chief Operating Officer;

13.    the audited consolidated financial statements of the Company for the years ended December 31, 2021 and 2020, together with the notes thereto and the report of independent auditors thereon;

14.    the management’s discussion and analysis of the Company for the years ended December 31, 2021 and 2020;

15.    the material change report dated March 25, 2022 relating to the news release dated March 25, 2022 announcing the closing of the bought deal prospectus offering of units of the Company (the “March 2022 Unit Offering”);

16.    the material change report dated March 2, 2022 relating to the news release dated March 2, 2022 announcing the revised terms of the March 2022 Unit Offering;

17.    the material change report dated March 2, 2022 relating to the news release dated March 1, 2022 announcing the March 2022 Unit Offering;

18.    the Form 51-102F4 — Business Acquisition Report filed on SEDAR on February 14, 2022 (the “Azarga BAR”) for which consent was not requested or obtained from BDO Canada LLP, with respect to the completion of the acquisition by the Company of all of the issued and outstanding shares of Azarga Uranium Corp. (“Azarga”), pursuant to a plan of arrangement (the “Arrangement”), including the audited consolidated financial statements of Azarga for the years ended December 31, 2020 and 2019, together with the notes thereto and the report of independent auditors thereon, and the interim consolidated financial statements of Azarga for the nine months ended September 30, 2021, (excluding the Notice of No Auditor Review), together with the notes thereto; and

19.    the material change report dated January 6, 2022 relating to the news release dated January 4, 2022 announcing the completion of the Arrangement.

A reference to this Prospectus includes a reference to any and all documents incorporated by reference in this Prospectus. Any document of the type referred to above (excluding confidential material change reports), the content of any news release disclosing financial information for a period more recent than the period for which financial statements are required and certain other disclosure documents as set forth in Item 11.1 of Form 44-101F1 of National Instrument 44-101 — Short Form Prospectus Distributions of the Canadian Securities Administrators (“Form 44-101F1”) filed by the Company with the securities commissions or similar regulatory authorities in Canada after the date of this Prospectus and prior to the termination of the Offering under this Prospectus shall be deemed to be incorporated by reference in this Prospectus. In addition, any document filed by the Company with, or furnished by the Company to, the SEC, pursuant to the U.S. Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference into this Prospectus and the U.S. Registration Statement of which this Prospectus forms a part (in the case of any Report on Form 6-K, if and to the extent expressly provided in such report).

Applicable portions of the documents listed above are not incorporated by reference to the extent their contents are modified or superseded by a statement contained in this Prospectus or in any subsequently filed document which is also incorporated by reference in this Prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for the purposes of this Prospectus, to the extent that a statement contained this Prospectus or in any other subsequently filed document that is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

MARKETING MATERIALS

The Term Sheet does not form part of this Prospectus to the extent that the contents of the Term Sheet has been modified or superseded by a statement contained in this Prospectus. Any template version of “marketing materials” (as defined in National Instrument 41-101 — General Prospectus Requirements) filed under the Company’s profile on SEDAR at www.sedar.com after the date of this Prospectus and before the termination of the distribution under the Offering (including any amendments to, or an amended version of, the Term Sheet) is deemed to be incorporated by reference into this Prospectus.

Cautionary Note to U.S. Investors Concerning ESTIMATES OF MEASURED,
INDICATED AND INFERRED MINERAL RESOURCES

The Company is subject to the reporting requirements of the applicable Canadian securities laws, and as a result reports the mineral resources of the projects it has an interest in according to Canadian standards. Technical disclosure regarding our properties included herein and in the documents incorporated herein by reference has not been prepared in accordance with the requirements of U.S. securities laws.

Unless otherwise indicated, all mineral resource estimates included in this Prospectus and the documents incorporated by reference herein have been prepared in accordance with National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) — CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (the “CIM Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators, which established standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with NI 43-101 and the CIM Standards. Mineral property disclosure requirements in the United States (the “U.S. Rules”) are governed by subpart 1300 of Regulation S-K of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”) which differ from the CIM Standards. As a foreign private issuer that files its annual report on Form 40-F with the SEC pursuant to the multijurisdictional disclosure system, the Company is not required to provide disclosure on its mineral properties under the U.S. Rules and will continue to provide disclosure under NI 43-101 and the CIM Standards. If the Company ceases to be a foreign private issuer or loses its eligibility to file its annual report on Form 40-F pursuant to the multi-jurisdictional disclosure system, then the Company will be subject to the U.S. Rules which differ from the requirements of NI 43-101 and the CIM Standards.

Pursuant to the U.S. Rules, the SEC recognizes “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources”, however U.S. investors should not assume that all or any part of the mineralization in these categories will ever be converted into a higher category of mineral resources or into mineral reserves. Mineralization described using these terms has a greater amount of uncertainty as to its existence and feasibility than mineralization that has been characterized as reserves. Accordingly, U.S. investors are cautioned not to assume that any measured mineral resources, indicated mineral resources, or inferred mineral resources that the Company reports are or will be economically or legally mineable. Further, “inferred mineral resources” have a greater amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Therefore, U.S. investors are also cautioned not to assume that all or any part of the “inferred mineral resources” exist. Under Canadian securities laws, estimates of “inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies, except in rare cases. While the above terms are “substantially similar” to CIM Standards, there are differences in the definitions under the U.S. Rules and the CIM Standards.

Accordingly, there is no assurance any mineral resources that the Company may report as “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” under NI 43-101 would be the same had the Company prepared the reserve or resource estimates under the U.S. Rules.

The mineral resource figures referred to in this Prospectus and the documents incorporated herein by reference are estimates and no assurances can be given that the indicated levels of uranium will be produced. Such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry practices. Valid estimates made at a given time may significantly change when new information becomes available. By their nature, mineral resource estimates are imprecise and depend, to a certain extent, upon statistical inferences which may ultimately prove unreliable. Any inaccuracy or future reduction in such estimates could have a material adverse impact on the Company.

the company

enCore was incorporated on October 30, 2009 under the Business Corporations Act (British Columbia) (the “BCBCA”) under the name “Dauntless Capital Corp.” The Company’s name was changed to “Tigris Uranium Corp.” on September 2, 2010, and changed to “Wolfpack Gold Corp.” on May 15, 2013. On August 15, 2014, the Company’s name was changed to its current name, “enCore Energy Corp.”

The Company is a reporting issuer in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, New Brunswick, Nova Scotia, Prince Edward Island, Newfoundland and Ontario. The Company’s Common Shares are listed for trading on the TSX-V and on the NYSE American under the symbol “EU”.

The principal offices of the Company are located at Suite 450, 101 N. Shoreline Blvd, Corpus Christi, Texas 78401, United States of America. The Company’s registered and records office is located at Suite 1200 – 750 West Pender Street, Vancouver, British Columbia, V6C 2T8.

Intercorporate Relationships

enCore has the following subsidiaries:

Name of Subsidiary	Jurisdiction of Incorporation	Percentage of Voting Shares beneficially owned directly or indirectly by enCore
Azarga Uranium Corp.	British Columbia	100% directly
Powertech (USA) Inc.	South Dakota	100% indirectly through Azarga Uranium Corp.
URZ Energy Corp.	British Columbia	100% indirectly through Azarga Uranium Corp.
Ucolo Exploration Corp.	Utah	100% indirectly through URZ Energy Corp.
Azarga Resources Limited	British Virgin Islands	100% indirectly through Azarga Uranium Corp.
Azarga Resources (Hong Kong) Ltd.	Hong Kong	100% indirectly through Azarga Resources Limited
Azarga Resources Canada Ltd.	British Columbia	100% indirectly through Azarga Resources (Hong Kong) Limited
Azarga Resources USA Company	Colorado	100% indirectly through Azarga Resources Canada Ltd.
enCore Energy US Corp.	Nevada	100% directly
Belt Line Resources, Inc.	Texas	100% indirectly through enCore Energy US Corp.
HRI-Churchrock, Inc.	Delaware	100% indirectly through enCore Energy US Corp.
Hydro Restoration Corporation	Delaware	100% indirectly through enCore Energy US Corp.
Metamin Enterprises US Inc.	Nevada	100% indirectly through enCore Energy US Corp.
Neutron Energy, Inc.	Nevada	100% indirectly through enCore Energy US Corp.
Tigris Uranium US Corp.	Nevada	100% indirectly through enCore Energy US Corp.
Uranco, Inc.	Delaware	100% indirectly through enCore Energy US Corp.
Uranium Resources, Inc.	Delaware	100% indirectly through enCore Energy US Corp.
URI, Inc.	Delaware	100% indirectly through enCore Energy US Corp.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

The following organizational chart illustrates enCore’s principal subsidiaries:

enCore Energy Corp.
POI: British Columbia, Canada
PPB: Texas, USA
100%
enCore Energy US Corp.
POI: Nevada, USA
100%
URI, Inc.
POI: Delaware, USA
100%
Neutron Energy Inc.
POI: Nevada, USA
100%
Uranco, Inc.
POI: Delaware, USA
100%
HRI-Churchrock, Inc.
POI: Delaware, USA
100%
Hydro-Restoration Corporation
POI: Delaware, USA
100%
Belt Line Resources, Inc.
POI: Texas, USA
100%
Uranium Resources, Inc.
POI: Delaware, USA
100%
Metamin Enterprises US, Inc.
POI: Nevada, USA
100%
Tigris Uranium US Corp.
POI: Nevada, USA
100%
100%
Azarga Uranium Corp.
POI: British Columbia, Canada
100%
Powertech (USA) Inc.
POI: South Dakota, USA
100%
URZ Energy Corp.
POI: British Columbia, Canada
100%
Ucolo Exploration Corp.
POI: Utah, USA
100%
Azarga Resources Limited
POI: British Virgin Islands
100%
Azarga Resources (Hong Kong) Ltd.
POI: Hong Kong
100%
Azarga Resources Canada Ltd.
POI: British Columbia, Canada
100%
Azarga Resources USA Company
POI: Colorado, USA

Notes:

*POI = Place of incorporation or legal organization

*PPB = Principal place of business

Business of the Company

Description of the Business

enCore’s business objective is to be a leading, low cost and profitable in-situ recovery (“ISR”) uranium producer in the United States. Our management team believes uranium market conditions are improving as a result of realization of market supply-demand fundamentals and a shift toward de-globalization in the nuclear industry. There are many factors contributing to the change in global fundamentals including continued deferment of re-starts of existing standby and new primary sources of supply, along with a continued increase in the number of operating nuclear reactors and reactors under construction. According to the World Nuclear Association, globally there are 438 reactors operating, 59 reactors under construction, and 104 reactors planned for construction. Nuclear energy, fueled by uranium, is gaining acceptance as a clean and reliable energy source. The growing urgency to reduce carbon emissions world-wide has pushed nuclear energy generation to the forefront, with the United States being the world’s largest consumer of uranium. Currently, the U.S. is completely reliant on imported uranium, but as geopolitical changes are forcing the shift to deglobalize supply chains, domestic nuclear power utilities are looking to the U.S. as a source of uranium to secure a domestic supply chain and diversify their demand away from Russia, Kazakhstan, and China.

Material Properties

enCore holds a portfolio of uranium assets located in New Mexico, South Dakota, Wyoming, Texas, Utah, Colorado, and Arizona in the United States, and is focused on advancing its properties utilizing ISR.

enCore’s material properties and projects are the Marquez-Juan Tafoya Uranium Project located in New Mexico, the Crownpoint and Hosta Butte Uranium Project located in New Mexico, the Dewey Burdock Project located in South Dakota, and the Gas Hills Project located in Wyoming. In addition to enCore’s material properties, enCore also holds the Rosita uranium processing plant located in Texas and various surrounding and proximate mineral leases and claims.

The Company entered into a definitive agreement, as amended (the “Acquisition Agreement”) to acquire the Alta Mesa Uranium Project (the “Project”) from EFR White Canyon Corp. (“EFR White Canyon”), a subsidiary of Energy Fuels Inc. (“Energy Fuels”) (the “Alta Mesa Acquisition”) for total consideration of US$120 million (the “Alta Mesa Consideration”). See the Alta Mesa MCR incorporated by reference herein and “Recent Developments — Alta Mesa Acquisition”. In accordance with the requirements of applicable securities laws, the executive summary from the Alta Mesa Technical Report is attached hereto as Schedule “A”.

The following is a summary describing each of the Company’s material properties and projects.

Marquez-Juan Tafoya Uranium Project, New Mexico

The Marquez-Juan Tafoya Uranium Project consists of private mineral leases located in McKinley and Sandoval counties of New Mexico, on the eastern end of the Grants Uranium District in northern New Mexico. The property where the Marquez-Juan Tafoya Uranium Project is located is comprised of 14,582 acres (approximately 5,900 hectares) and includes the western extent of the historically known “Marquez/Bokum” mineralized zone.

Crownpoint and Hosta Butte Uranium Project, New Mexico

The Company owns a 100% interest in McKinley properties and a 60% – 100% interest in the adjacent Crownpoint and Hosta Butte properties, all of which are located in McKinley County, New Mexico. The Company holds a 60% interest in a portion of a certain section at Crownpoint. The Company owns a 100% interest in the rest of the Crownpoint and Hosta Butte Uranium Project area, subject to a 3% gross profit royalty on uranium produced.

Dewey Burdock Project, South Dakota

The Dewey Burdock Project is an advanced-stage uranium exploration project located in southwest South Dakota and is solely controlled by Powertech USA, Inc., a wholly-owned subsidiary of the Company. The Dewey Burdock Project forms part of the northwestern extension of the Edgemont Uranium Mining District. The Dewey Burdock Project includes federal claims, private mineral rights and private surface rights controlling the entire area within the licensed project permit boundary as well as surrounding areas. The Company currently controls approximately 16,962 acres of net mineral rights and 12,613 acres of surface rights. The property is subject to a cumulative 4.85% surface and mineral royalty.

Gas Hills Project, Wyoming

The Company’s owns a 100% interest in the Gas Hills Project located in the historic Gas Hills uranium district situated 45 miles east of Riverton, Wyoming. The Gas Hills Project consists of approximately 1,280 surface acres and 12,960 net mineral acres of unpatented lode mining claims, a State of Wyoming mineral lease, and private mineral leases, within a brownfield site which has experienced extensive development including mine and mill site production.

Rosita Plant, Texas.

The Rosita uranium processing plant and associated well fields (the “Rosita Project”) are located in Duval County, Texas on a 200-acre tract of land owned by the Company. The facility is located within the South Texas uranium province, about 22 miles west of the town of Alice. The plant at Rosita was constructed in 1990 and was originally designed and constructed to operate as an up-flow extraction facility, in a similar manner to the Kingsville Dome Facility. For more information, see a description of the Kingsville Dome Facility in the Company’s AIF which is incorporated by reference herein. The Rosita property holdings consist of mineral leases from private landowners covering approximately 3,475 gross and net acres of mineral rights.

Further Information with respect to the Marquez-Juan Tafoya Uranium Project, Crownpoint and Hosta Butte Uranium Project, Dewey Burdock Project, Gas Hills Project, and Rosita Project may be reviewed under the heading “Description of the Business” in the AIF.

Additional Properties

enCore holds additional properties and projects which are considered to be non-material at this time, a discussion of which can be found under the heading “Additional Properties” in the AIF incorporated by reference herein.

Recent Developments

Qualification Prospectus

Concurrently with this Prospectus, the Company has filed a preliminary short form prospectus pursuant to NI 44-101 to qualify for distribution the Subscription Receipt Units (as defined herein) underlying the Subscription Receipts and in connection therewith, the Company has entered into: (i) an amending agreement to the Underwriting Agreement with the Subscription Receipt Underwriters; and (ii) an amending agreement to the Subscription Receipt Agreement with Canaccord Genuity Corp., on its own behalf and on behalf of the Subscription Receipt Underwriters (as defined herein), and the Subscription Receipt Escrow Agent (as defined herein).

Nebari Loan

The Company entered into a non-binding term sheet (the “Nebari Term Sheet”) with Nebari Natural Resources Credit Fund I, LP and Nebari Natural Resources Credit Fund II (collectively, “Nebari”) dated effective January 17, 2023 setting forth the proposed terms of a loan proposed to consist of a senior secured debenture in the amount of US$9 million (the “Funded Amount”), subject to an original issue discount of 8.0% (the “Bridge Facility”), to be funded in a single tranche. The Bridge Facility remains subject to completion of due diligence, approval and signing of formal loan and security agreements, as well as customary commercial conditions and stock exchange approval. There is no guarantee the Bridge Facility will be completed as presently contemplated or at all.

The Nebari Term Sheet contemplates, among other things, the following:

(a)     The proceeds from the Bridge Facility being used to complete the payment of costs associated with the Alta Mesa Acquisition, including the cash portion of the Alta Mesa Consideration, and for other capital needs of the Company associated with its current portfolio of projects and properties (the “Nebari Loan”). See “Recent Developments — Alta Mesa Acquisition”.

(b)    A term of 7 months, which will be extended if the parties enter into a subsequent accordion facility that would include a refinancing of the Bridge Facility (the “Accordion Facility”).

(c)     The Company paying to Nebari an arrangement fee equal to 1.5% of the Funded Amount and issuing to Nebari that number of Common Share purchase warrants equal to US$1,800,000 divided by a strike price to be set as agreed by the parties in the definitive Bridge Facility (the “Nebari Warrants”). The Nebari Warrants are proposed to have a term of 7 months, which will be extended if the parties enter into the Accordion Facility.

(d)    The Bridge Facility bearing interest at a floating annual rate equal to 10.25% plus the positive delta, if any, between the three-month term SOFR reference rate and 3.75%, determined monthly.

The parties are working towards closing the Bridge Facility on or before January 31, 2023, but there can be no assurance the Bridge Facility, on the contemplated terms or other terms, will be completed by that time or at all. If the Nebari Loan is not funded prior to February 14, 2023, the Company will use a portion of the proceeds from this Offering to fund approximately US$5,000,000 of the amount required to be paid to complete the Alta Mesa Acquisition. See “Use of Proceeds.”

NYSE American Listing

On January 17, 2023, the NYSE American approved the listing of the Common Shares of the Company. On January 23, 2023, the Common Shares ceased trading on the OTCQB and commenced trading on the NYSE American under the symbol “EU.”

United States Department of Energy Uranium Reserve Contract

On December 20, 2022, the Company announced that it had been awarded a contract to sell 100,000 pounds of natural uranium concentrates (U3O8) to the United States government, at a price of $70.50/pound, under the new Uranium Reserve Program.

The uranium purchase will help the United States Government establish a strategic uranium reserve and represents the first uranium purchase by the United States government in 40 years. The U.S. National Nuclear Security Administration, an office within the U.S. Department of Energy, is the agency tasked with purchasing domestic U3O8 and conversion services for the Uranium Reserve Program. The Uranium Reserve is intended to be a backup source of supply for domestic nuclear power plants in the event of a significant market disruption and provide support for restarting uranium production in the United States. The Company is one of five qualified United States based operators, with existing licensed facilities, that is approved to sell domestically sourced natural uranium to the United States Government’s Uranium Reserve Program.

Subscription Receipt Offering

On December 6, 2022 (the “Subscription Receipt Closing Date”) in connection with the Alta Mesa Acquisition, the Company completed a brokered private placement (the “Subscription Receipt Brokered Offering”) and issued an aggregate of 23,000,000 subscription receipts of the Company (“Subscription Receipts”) at a price of $3.00 per Subscription Receipt for aggregate gross proceeds of $69 million, including the full exercise of the underwriters’ option. Concurrently, the Company completed a non-brokered private placement of 277,000 Subscription Receipts for gross proceeds of $831,000 (the “Subscription Receipt Concurrent Offering”, and together with the Subscription Receipt Brokered Offering, the “Subscription Receipt Offering”). The Subscription Receipt Brokered Offering was completed pursuant to an underwriting agreement entered into among the Company, Canaccord Genuity Corp., Haywood Securities Inc., Cantor Fitzgerald Canada Corporation, PI Financial Corp., Clarus Securities Inc., and Red Cloud Securities Inc. (together with the Lead Underwriter, the “Subscription Receipt Underwriters”). The Subscription Receipts were issued pursuant to the terms of a subscription receipt agreement (the “Subscription Receipt Agreement”) dated December 6, 2022 among the Company, Computershare Trust Company of Canada, as subscription receipt agent (the “Subscription Receipt Escrow Agent”), and Canaccord Genuity Corp. Upon satisfaction of the escrow release conditions included in the Subscription Receipt Agreement (the “Escrow Release Conditions”): (i) each of the Subscription Receipts will automatically convert into one unit of the Company (a

“Subscription Receipt Unit”); and (ii) the net proceeds of the Subscription Receipt Offering will be released from escrow and used to fund the cash portion of the Alta Mesa Consideration payable by the Company pursuant to the Acquisition Agreement to acquire the Project from EFR White Canyon, and for working capital purposes.

Each Subscription Receipt Unit will be comprised of one Common Share (each, a “Subscription Receipt Share”) and one Common Share purchase warrant (each, a “Subscription Receipt Warrant”), with each Subscription Receipt Warrant entitling the holder thereof to acquire one Common Share at a price of $3.75 for a period of 3 years following satisfaction of the Escrow Release Conditions. For more information in respect of the Subscription Receipt Offering, see the December Private Placement MCR incorporated by reference herein.

Alta Mesa Acquisition

On November 13, 2022, the Company entered into the Acquisition Agreement to acquire the Project, a uranium project from EFR White Canyon for total Alta Mesa Consideration of US$120 million.

The Project is a fully licensed and constructed ISR project and central processing facility currently on standby, located on almost 200,000 acres of private land in the state of Texas. Total operating capacity is 1.5 million lbs U3O8 per year. The Project historically produced nearly 5 million lbs U3O8 between 2005 and 2013, when full production was curtailed as a result of low uranium prices at the time. The Project has not been in commercial production since 2013. enCore intends to immediately pursue the resumption of operations following completion of the Alta Mesa Acquisition.

Pursuant to the terms of the Acquisition Agreement, the Company, through its wholly owned subsidiary enCore Energy US Corp., will acquire all of the limited liability company membership interests in each of the three Texas limited liability companies which collectively own and control the Project, being EFR Alta Mesa LLC, Leoncito Plant, LLC and Leoncito Project, LLC (collectively, the “Alta Mesa Entities”) from EFR White Canyon, a wholly owned subsidiary of Energy Fuels. The Company will additionally assume the reclamation obligations and obtain replacement surety bonds associated with the Project. The Alta Mesa Consideration payable to Energy Fuels consists of US$60 million in cash and a US$60 million secured convertible promissory note (the “Note”) with EFR White Canyon. The obligations under the Note will be secured by the assets of the Alta Mesa Entities and a pledge of the equity interests of the Alta Mesa Entities. In addition, at the closing of the Alta Mesa Acquisition, the Company will provide to EFR White Canyon a parent guarantee of the obligations under the Note. The Note will have a two (2) year term and will bear interest at a rate of 8% per annum payable on June 30th and December 31st of each year during the term. The Note will be convertible at the election of the holder, to acquire Common Shares of the Company at a price equal to a 20% premium to the volume weighted average price of the Common Shares for the 10 consecutive trading days immediately prior to the closing of the Alta Mesa Acquisition.

Energy Fuels has agreed not to sell or otherwise transfer any of the Common Shares of the Company received on conversion of the Note, including hedging and short sales, with exceptions for sale transactions of up to US$10 million in value in any 30-day period, block or cross trades and underwritten secondary distributions. The transfer restrictions terminate upon the later to occur of the date Energy Fuels ceases to beneficially own any Common Shares issuable upon conversion of the Note or the date the Note is repaid in full. In addition, Energy Fuels has agreed to standard standstill provisions restricting additional acquisitions of enCore securities and taking other customary prohibited actions. The standstill restrictions terminate upon the earlier to occur of a) Energy Fuels ceasing to beneficially own at least 5% of all of the outstanding Common Shares of the Company and b) the later of (i) the date Energy Fuels ceases to own any Common Shares issued pursuant to the Note, or (ii) the date the Note is prepaid in full.

In December 2022, the Company exercised an option to pay a non-refundable deposit of US$6 million to EFR White Canyon to extend the anticipated closing date of the Alta Mesa Acquisition until February 15, 2023.

The Alta Mesa Acquisition is subject to customary and other closing conditions, including enCore obtaining financing to fund the cash portion of the Alta Mesa Consideration and approval by the TSX-V. There is no guarantee the Alta Mesa Acquisition will close on a timely basis or at all. See the “Risk Factors — Risks Related to the Alta Mesa Acquisition”.

For further information regarding the Alta Mesa Acquisition, please see the Alta Mesa MCR incorporated by reference herein.

More detailed information regarding the business of the Company, its material properties and projects, its operations and its assets can be found in the AIF, and other documents which are incorporated in this Prospectus by reference. See “Documents Incorporated by Reference”.

CONSOLIDATED CAPITALIZATION

Other than in respect of the completion of the Subscription Receipt Offering and as disclosed under the head “Prior Sales” herein, there have been no material changes to the share and loan capital of the Company since September 30, 2022 (the date of the financial statements for its most recently completed interim financial period included in this Prospectus). The following table summarizes the Company’s capitalization as at the date hereof and after giving effect to the Offering. This table should be read in conjunction with the unaudited interim financial statements of the Company and the related notes, management’s discussion and analysis of financial conditions, and results of operations in respect of those statements that are incorporated by reference in this Prospectus.

Description	Outstanding as at the date hereof	Outstanding as at the date hereof after giving effect to the Offering	Outstanding as at the date hereof after giving effect to the Offering and the full exercise of the Over-Allotment Option for Additional Units
Common Shares	109,018,176	118,249,176	119,633,826
Common Share Purchase Warrants(1)	8,760,122	13,375,622	14,067,947
Stock Options(2)	7,178,176	7,178,176	7,178,176
Subscription Receipts	23,277,000	23,277,000	23,277,000

____________

Notes:

(1)      Each Common Share purchase warrant and stock option entitles the holder thereof to acquire one Common Share, subject to adjustments, upon exercise thereof. See “Description of the Securities Being Distributed — Common Shares”.

(2)      Upon conversion of the Subscription Receipts in accordance with the terms thereof, an additional 23,277,000 Subscription Receipt Shares and 23,277,000 Subscription Receipt Warrants, to purchase up to 23,277,000 Common Shares, will be outstanding. See “Description of the Securities Being Distributed — Common Shares”.

USE OF PROCEEDS

Principal Purposes

The gross proceeds from the Offering will be $30,000,750 ($34,500,862.50 if the Over-Allotment Option is exercised in full for Additional Units). The estimated net proceeds to be received by the Company from the Offering (assuming no President’s List purchasers) after deducting the Underwriters’ Fee of $1,800,045 ($2,070,051.75 if the Over-Allotment Option is exercised in full for Additional Units) but before deducting the estimated expenses of the Offering of approximately $[•], are expected to be $28,200,705 ($32,430,810.75 if the Over-Allotment Option is exercised in full for Additional Units).

The net proceeds raised from the sale of the Units under the Offering (including any funds received from the exercise of the Over-Allotment Option) are intended to be used by the Company for the principal purposes and in accordance with the anticipated timelines as set forth in the table below:

	Net Proceeds(1)(2)	Anticipated Timeline
Alta Mesa Development
• Phase I – delineation drilling, restart of operations, re-evaluation of mineral resources, and preparation of preliminary economic assessment. See 43-101 Technical Report dated January 19, 2023.	$3,857,000	2023
• Maintenance and holding of material properties	$2,700,000	2023
Crownpoint Hosta Butte Uranium Project
• Maintenance and holding of material properties	$75,000	2023
• Community outreach and communications	$27,000	2023
Marquez-Juan Tafoya Uranium Project
• Maintenance and holding of material properties	$364,000	2023
Dewey Burdock Project
• Maintenance and holding of material properties	$650,000	2023
• Licensing and permitting	$500,000	2023
• Community outreach and communications	$100,000	2023
Gas Hills Project
• Maintenance and holding of material properties	$150,000	2023
• Licensing and permitting	$200,000	2024
Upper Spring Creek
• Maintenance and holding of material properties	$300,000	2023
• Core hole drilling	$300,000	2024
Rosita Plant
• Standby and operational maintenance	$950,000	2023
Rosita Satellite Projects
• Acquisition, maintenance and holding of mineral properties	$300,000	2023
• Core hole drilling	$900,000	2023
• Acquisition of wireline testing equipment	$4,181,000	2023
Kingsville Dome (including Kingsville Dome Facility)
• Refurbishment of Kingsville Dome Facility	$850,000	2024
Contingency (7%)	$1,148.280	2023 – 2024
Working capital(3)	$17,878,530.75
	$32,430,810.75

____________

Notes:

(1)      Assuming the full exercise of the Over-Allotment Option for Additional Units and assuming no Units are purchased by President’s List purchasers. Should President’s List purchasers acquire Units pursuant to the Offering, the Underwriters’ Fee would be reduced to 2.0% for such Units up to a maximum of $1,000,000, and the net proceeds of the Offering would be increased accordingly.

(2)      The Company expects to use any additional proceeds received from the exercise of the Over-Allotment Option for working capital. The Company expects to use any additional proceeds received pursuant to the reduced Underwriters’ Fee for President’s List purchasers for working capital.

The Company intends to use the proceeds from this Offering as set forth in the table above and the proceeds from the Nebari Loan to fund a portion of the Alta Mesa Consideration required to complete the Alta Mesa Acquisition. The non-binding Nebari Term Sheet that the Company has entered into contemplates the funding of the Nebari Loan prior to January 31, 2023, but there can be no assurance this will occur. The Company may not be able to enter into a definitive Bridge Facility with Nebari, and there can be no assurance the Nebari Loan will be funded on the contemplated terms by January 31, 2023 or at all. If the Company is not able to complete the Nebari Loan prior to February 15, 2023, the Company expects to use approximately US$5,000,000 of the proceeds from the Offering to fund costs associated with closing the Alta Mesa Acquisition and the remaining amounts consistent with the table above. See “Risk Factors — Risks Related to the Offering” and “Risk Factors — Risks Related to the Alta Mesa Acquisition”

The Company intends to spend the funds available to it as stated above. However, there may be circumstances where, for sound business reasons, a reallocation of the net proceeds may be necessary. The actual amount that the Company spends in connection with each of the intended uses of proceeds will depend on a number of factors, including those referred to under “Risk Factors” in this Prospectus and in the AIF.

As an exploration company, the Company has no source of operating cash flow and its operations to date have been funded primarily from equity financings. Accordingly, the Company had negative operating cash flows for the year ended December 31, 2021, and negative operating cash flows for the interim period ended September 30, 2022. As a result of the expenses to be incurred by the Company in connection with its business objectives for the development of the Company’s material projects, the Company anticipates that negative operating cash flows will continue for the foreseeable future. See “Risk Factors — Risks relating to enCore’s Business and Operations — Negative Operating Cash Flow”.

Business Objectives and Milestones

The business objectives and the milestones that the Company intends to meet with the net proceeds of the Offering are, in accordance with the principal purposes itemized in table above, relate primarily to the following:

•        Commence community outreach at the Crownpoint Hosta Butte Uranium Project.

•        Commence licensing and permitting and community outreach at the Dewey Burdock Project.

•        Commence licensing and permitting, at the Gas Hills Project.

•        Evaluate, test and conduct permitting work for current and future properties at the Upper Spring Creek project areas, including core hole drilling.

•        Evaluate, test and conduct permitting work for current and future properties at the Rosita Project, including core hole drilling as well as work required to conduct review of historical mineral resources on at least three current and future properties and upgrade to current mineral resources where appropriate.

•        Acquire further properties with known uranium mineral mineralization within the South Texas Uranium District to support the Company’s existing Rosita Project areas.

•        Acquire 5 additional prompt fission neutron tools, 6 open hole wireline logging tools, two wireline logging trucks and the intellectual property for prompt fission neutron wireline logging technology to support the Company’s existing Rosita Project areas.

•        Repair and upgrades at the Kingsville Dome Facility.

PLAN OF DISTRIBUTION

Pursuant to the Underwriting Agreement, the Company has agreed to issue and sell the Units and the Underwriters have severally, and not jointly, nor jointly and severally, agreed to purchase from the Company, as principals, on the Closing Date, all but not less than all of an aggregate of 9,231,000 Units at a price of $3.25 per Unit, for gross proceeds of $30,000,750 payable in cash to the Company against delivery of the Units, subject to the terms and conditions of the Underwriting Agreement. The obligations of the Underwriters under the Underwriting Agreement are conditional and may be terminated at their discretion on the basis of “disaster out”, “material change out” “breach out”, “market out”, and “due diligence out” termination provisions in the Underwriting Agreement and may also be terminated upon the occurrence of certain other stated events. The obligations of the Underwriters are also conditioned on the Warrant Shelf Registration Statement (as defined herein) having been declared and remaining effective under the U.S. Securities Act. The Underwriters are, however, obligated to take up and pay for all of the securities if any of the securities are purchased under the Underwriting Agreement, on or before a date not later than 42 days after the date of the final receipt for this Prospectus. The Offering Price was determined by arm’s length negotiation between the Company and the Lead Underwriter, on behalf of the Underwriters, with reference to the prevailing market price of the Common Shares.

Each Unit will consist of one Unit Share and one-half of one Warrant. Each Warrant will entitle the holder to acquire, subject to adjustment in certain events and to the terms of the Warrant Indenture, one Warrant Share at an exercise price of $4.05 until 5:00 p.m. (Toronto time) on the date that is 36 months following the Closing Date, after which time the Warrants will be void and of no value. This Prospectus qualifies the distribution of the Unit Shares and the Warrants underlying the Units in each of the Qualifying Jurisdictions where Units are sold.

The Warrants will be created and issued pursuant to and will be governed by the terms of the Warrant Indenture to be dated as of the Closing Date. The Warrant Indenture will contain provisions designed to protect holders of the Warrants against dilution upon the happening of certain events. See “Description of the Securities Being Distributed — Warrants”.

Pursuant to the Underwriting Agreement, the Company has granted the Underwriters the Over-Allotment Option, exercisable in whole or in part, at any time and from time to time, in the sole discretion of the Underwriters, for a period of 30 days from and including the Closing Date, to purchase 1,384,650 Additional Units, at the Offering Price, to cover the Underwriters’ over-allocation position, if any, and for market stabilization purposes. The Over-Allotment Option is exercisable by the Underwriters in respect of: (i) Additional Units at the Offering Price; or (ii) Additional Warrants at a price of $0.643 per Additional Warrant; or (iv) any combination of the Additional Units and/or Additional Warrants, so long as the aggregate number of Additional Warrants, which may be issued under the Over-Allotment Option does not exceed 692,325 Additional Warrants. If the Over-Allotment Option is exercised in full for Additional Units, the total “Price to the Public”, “Underwriters’ Fee” and “Net Proceeds to the Company” will be $34,500,862.50, $2,070,051.75 and $32,430,810.75, respectively (assuming no President’s List purchasers). This Prospectus qualifies the grant of the Over-Allotment Option and the distribution of the Additional Units and Additional Warrants issuable upon exercise of the Over-Allotment Option in each of the Qualifying Jurisdictions where Units are sold. A purchaser who acquires securities forming part of the Underwriters’ over-allocation position acquires those securities under this Prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

Under the terms and conditions of the Underwriting Agreement, the Company has agreed to indemnify and save harmless the Underwriters, and each of their affiliates, directors, officers, employees, partners, agents and shareholders against certain liabilities, including civil liabilities under Canadian provincial securities legislation, or contribute to any payments the Underwriters may be required to make in the foregoing respect.

Pursuant to the Underwriting Agreement, the Underwriters will receive an Underwriters’ Fee equal to 6.0% of the gross proceeds of the Offering, subject to a reduced cash fee equal to 2.0% of the gross proceeds from Units sold by the Underwriters to certain purchasers designated by the Company on the President’s List, up to a maximum of $1,000,000.

The Company has agreed to reimburse the Underwriters for certain out-of-pocket expenses, including the fees of their counsel in connection with this Offering, up to an aggregate amount of C$500,000 (exclusive of disbursements and taxes).

This Offering is being made concurrently in the Qualifying Jurisdictions and in the United States pursuant to the multijurisdictional disclosure system implemented by the securities regulatory authorities in Canada and the SEC in the United States. Subject to applicable law, the Units may be offered in such other jurisdictions outside of Canada and the United States as may be agreed between the Company and the Underwriters.

Subscription for the Units will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. Except in certain limited circumstances, the Units sold pursuant to the Offering will be issued in electronic form to CDS or its nominees thereof and deposited with CDS on the closing of the Offering. A purchaser will receive only a customer confirmation of the issuance of the Units purchased pursuant to the Offering from the registered dealer through which the Units are purchased. CDS will record the CDS participants who hold Units on behalf of owners who have purchased them in accordance with the book-based system.

It is expected that delivery of the Unit Shares and Warrants will be made against payment therefor on or about the Closing Date, which will be more than two business days following the date of the final short form prospectus (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the U.S. Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Unit Shares or Warrants prior to the Closing Date will be required, by virtue of the fact that the Unit Shares and Warrants will not settle in T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Units who wish to trade their Unit Shares or Warrants prior to the Closing Date should consult their own advisors. The Closing Date is expected to be on or about February 10, 2023, or such other date as may be agreed upon by the Company and the Underwriters.

The Underwriters propose to offer the Units initially at the Offering Price. After the Underwriters have made commercially reasonable efforts to sell all of the Units qualified by this Prospectus at the Offering Price, the offering price may be decreased, and further changed from time to time, to an amount not greater than the Offering Price, and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Units is less than the gross proceeds to be paid by the Underwriters to the Company.

The Company has agreed that it shall, for a period of 90 days from the Closing Date, not issue or sell any Common Shares or financial instruments convertible or exchangeable into Common Shares, other than (i) for purposes of director or employee stock options or other security based compensation arrangements; (ii) to satisfy existing instruments of the Company already issued as of January 23, 2023; (iii) pursuant to the Acquisition Agreement; (iv) as consideration relating to the Nebari Loan, including relating to the Accordion Facility; and (v) in connection with any at-the-market offerings, without the prior consent of the Lead Underwriter, such consent not to be unreasonably withheld.

The Company has agreed to cause each of the directors, officers and principal shareholders of the Company to agree, in a lock-up agreement to be executed concurrently with the closing of the Offering, that for a period of 90 days from the Closing Date, each such person will not, directly or indirectly, offer, sell, contract to sell, grant any option to purchase, make any short sale, or otherwise dispose of, or transfer, or announce any intention to do so, any Common Shares, whether now owned or subsequently acquired directly or indirectly, or under their control or direction, or with respect to which each has beneficial ownership, or enter into any transaction or arrangement that has the effect of transferring, in whole or in part, any of the economic consequences of ownership of the Common Shares, whether such transaction is settled by the delivery of Common Shares, other securities, cash or otherwise other than pursuant to a take-over bid or any other similar transaction made generally to all of the shareholders of the Company.

Pursuant to rules and policy statements of certain securities regulators, the Underwriters may not, at any time during the period of distribution under the Offering, bid for or purchase Common Shares or Warrants for their own accounts or for accounts over which they exercise control or direction. The foregoing restriction is subject to certain exceptions, including: (i) a bid or purchase permitted under the Universal Market Integrity Rules for Canadian Marketplaces administered by the Investment Industry Regulatory Organization of Canada relating to market stabilization and passive market making activities; (ii) a bid or purchase made for or on behalf of a customer where the order was not solicited during the period of the distribution, provided that the bid or purchase was for the purpose of maintaining a fair and orderly market and not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, such securities, or (iii) a bid or purchase to cover a short position entered into prior to the commencement of the prescribed restricted period. Consistent with these requirements, and in connection with the Offering, the Underwriters may over-allot and effect transactions which are intended to stabilize or maintain the market price of the Common Shares or Warrants at levels other than those which otherwise might prevail on the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. The Underwriter may carry out these transactions on the TSX-V, in the over-the-counter market or otherwise.

Certain of the Underwriters and their affiliates have performed investment banking, commercial banking and advisory services for the Company from time to time for which they have received customary fees and expenses. The Underwriters and their affiliates may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business.

The Units will be offered in the United States and Canada through the Underwriters either directly or through their respective U.S. or Canadian broker-dealer affiliates who are registered to offer the Units for sale in the United States and such provinces of Canada, as applicable, and such other registered dealers as may be designated by the Underwriters. No Units will be offered or sold in any jurisdiction except by or through brokers or dealers duly registered under the applicable securities laws of that jurisdiction, or in circumstances where an exemption from such registered dealer requirements is available.

The Company has applied to list the Unit Shares to be distributed under this Prospectus on the TSX-V and NYSE American, as well as the Warrant Shares issuable upon the exercise of the Warrants (including those Unit Shares and Warrant Shares issuable in connection with the exercise of the Over-Allotment Option). Listing will be subject to the Company fulfilling all of the requirements of the TSX-V and NYSE American.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area (each, a “Member State”), no Units have been offered or will be offered pursuant to the offer described herein to the public in that Member State prior to the publication of a prospectus in relation to the Units which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the relevant competent authority in that Member State, all in accordance with the Prospectus Regulation (as defined below), except that the Units described in this Prospectus may be offered to the public in that Member State any time:

•        to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

•        to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

•        in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Units shall require us or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For purposes of this provision, the expression an “offer to the public” in relation to any Units in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Units to be offered so as to enable an investor to decide to purchase or subscribe for the Units, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

The Company has not authorized and does not authorize the making of any offer of Units through any financial intermediary on its behalf, other than offers made by the Underwriters with a view to the final placement of the Units as contemplated in this Prospectus. Accordingly, no purchaser of the Units, other than the Underwriters, is authorized to make any further offer of the Units on behalf of the sellers or the Underwriters.

Notice to Prospective Investors in the United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended, “FSMA”)) in connection with the issue or sale of any Units may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Company.

Each purchaser of Units must comply with all applicable provisions of the FSMA and the Financial Services Act 2012 with respect to anything done by it in relation to any Units in, from or otherwise involving the United Kingdom.

This Prospectus is only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors as defined in Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “UK Prospectus Regulation”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order or (iii) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA in connection with the issue or sale of any Units may otherwise lawfully be communicated or caused to be communicated (each such person being referred to as a “relevant person”)). This Prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

No Units have been offered or will be offered pursuant to the offer described herein to the public in the United Kingdom prior to the publication of a prospectus in relation to the Units which has been approved by the UK Financial Conduct Authority, except that the Units may be offered to the public in the United Kingdom at any time:

•        to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

•        to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

•        in any other circumstances falling within section 86 of the FSMA,

provided that no such offer of Units shall require us or any Underwriter to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For purposes of this provision, the expression an “offer of Units to the public” in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and the Units to be offered so as to enable an investor to decide to purchase or subscribe for the Units, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018.

Notice to Prospective Investors in Switzerland

This Prospectus is not intended to constitute an offer or solicitation to purchase or invest in the Units. The Units may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and no application has or will be made to admit the Units to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this Prospectus nor any other offering or marketing material relating to the Units constitutes a prospectus pursuant to the FinSA, and neither this Prospectus nor any other offering or marketing material relating to the Units may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This Prospectus relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This Prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this Prospectus nor taken steps to verify the information set forth herein and has no responsibility for the Prospectus. The Units to which this Prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Units offered should conduct their own due diligence on the Units. If you do not understand the contents of this Prospectus you should consult an authorized financial advisor.

Hong Kong

The Units have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation, or document relating to the Units has been or may be issued or has been or may be in the possession of any person for the purposes of issuance, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the Units. Accordingly, the Units have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan. For Qualified Institutional Investors (“QII”) please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the Units constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the Units. The Units may be transferred only to QIIs. For non-QII investors please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the Units constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the Units. The Units may be transferred only en bloc without subdivision to a single investor.

Singapore

This Prospectus has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, this Prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Units may not be circulated or distributed, nor may the Units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Units are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Units under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; (3) by operation of law; (4) pursuant to Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offer of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notification under Section 309B(1)(c) of the SFA

The Company has determined that the Units are (A) prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and (B) Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Solely for the purposes of its obligations pursuant to Section 309B of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in the CMP Regulations 2018), that the Units are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Australia

No “prospectus” or other “disclosure document”, as each of those terms are defined in the Corporations Act 2001 of Australia (the “Australian Corporations Act”), in relation to the Units has been, or will be, lodged with the Australian Securities and Investments Commission. Each Underwriter has represented and agreed that it: (a) has not made (directly or indirectly) or invited, and will not make (directly or indirectly) or invite, an offer of the Units for issue or sale in Australia (including an offer or invitation which is received by a person in Australia); and (b) has not distributed or published, and will not distribute or publish, this Prospectus or any other offering material or advertisement relating to the Units in Australia, unless: (i) the aggregate consideration payable for such Units on acceptance of the offer is at least A$500,000 (or its equivalent in any other currency, in either case calculated in accordance with both section 708(9) of the Australian Corporations Act and regulation 7.1.18 of the Corporations Regulations 2001 of Australia) or the offer or invitation does not otherwise require disclosure to investors under Parts 6D.2 or 7.9 of the Australian Corporations Act; (ii) the offer or invitation constitutes an offer to either a “wholesale client” or “sophisticated investor” for the purposes of Chapter 7 of the Australian Corporations Act; (iii) such action complies with any applicable laws, regulations and directives (including without limitation, the licensing requirements set out in Chapter 7 of the Australian Corporations Act) in Australia; and (iv) such action does not require any document to be lodged with Australian Securities and Investments Commission or any other regulatory authority in Australia.

DESCRIPTION OF THE SECURITIES BEING DISTRIBUTED

Common Shares

The Unit Shares and Warrant Shares are designated as Common Shares under the Company’s constating documents.

The authorized capital of the Company consists of an unlimited number of Common Shares without par value and an unlimited number of Preferred Shares without par value (referred to herein as the “enCore Preferred Shares”). The share capital of the Company as at the date hereof is disclosed under the heading Consolidated Capitalization” above.

The Common Shares are subject to the following rights, privileges, restrictions and conditions:

a)      the holders of the Common Shares are entitled to receive notice of, and attend at, and to vote in person or by proxy at general meetings of enCore shareholders and will be entitled to one vote for each such enCore Share held;

b)      subject to the rights of the enCore Preferred Shares as determined by the directors and in accordance with enCore’s Articles, the directors may, in their discretion, at any time and from time to time declare and cause enCore to pay dividend on the Common Shares; and

c)      subject to the rights, privileges, restrictions and conditions attaching to the enCore Preferred Shares, in the event of liquidation or dissolution of enCore or other distribution of assets of enCore among its shareholders for the purpose of winding up its affairs, whether voluntary or involuntary, the holders of the Common Shares will be entitled to share equally, share for share, in the distribution of the remaining property and assets of enCore.

The rights and restrictions attached to the Common Shares may be altered by resolutions of the enCore Board, subject to the provisions of the BCBCA.

Warrants

The following is a summary of the material attributes and characteristics of the Warrants. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms of the Warrant Indenture, which will be filed with the applicable securities regulatory authorities in Canada and the United States and available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

General

The Units will separate into Unit Shares and Warrants immediately following the Closing Date. Each Warrant will be transferable and will entitle the holder thereof to acquire one Warrant Share at an exercise price of $4.05 at any time and from time to time prior to 5:00 p.m. (Toronto time) for a period of 36 months following the Closing Date, subject to adjustment in certain customary events, after which time the Warrants will expire (the “Expiry Date”).

The Warrants will be issued under and governed by the terms of the Warrant Indenture to be entered into on the Closing Date between the Company and Computershare Trust Company of Canada, as warrant agent (the “Warrant Agent”). The Company will appoint the principal transfer office of the Warrant Agent in Vancouver, British Columbia as the location at which the Warrants may be surrendered for exercise, transfer or exchange. Under the Warrant Indenture, the Company may, subject to applicable law, purchase by private contract or otherwise, any of the Warrants then outstanding, and any Warrants so purchased will be cancelled.

The Warrant Indenture will provide for adjustment in the number of Warrant Shares issuable upon the exercise of the Warrants and/or the exercise price per Warrant Share upon the occurrence of certain events, including:

(a)     the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all or substantially all of the holders of the Common Shares by way of a stock dividend or other distribution (other than a distribution of Common Shares upon the exercise of any Warrants or options outstanding as of the date of the Warrant Indenture);

(b)    the subdivision, redivision or change of the Common Shares into a greater number of Common Shares;

(c)     the consolidation, reduction or combination of the Common Shares into a lesser number of Common Shares;

(d)    the issuance to all or substantially all of the holders of the Common Shares of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance, to subscribe for or purchase Common Shares, or securities exchangeable for or convertible into Common Shares, at a price per Common Share to the holder (or at an exchange or conversion price per share) of less than 95% of the “Current Market Price” (“Current Market Price”) will be defined in the Warrant Indenture as the weighted average of the trading price per Common Share for such Common Shares for each day there was a closing price for the twenty consecutive trading days ending five days immediately prior to such date on the TSX-V) for the Common Shares on such record date; and

(e)     the issuance or distribution to all or substantially all of the holders of the Common Shares of securities of any class, whether of the Company or any other entity (other than the Common Shares), rights, options or warrants to subscribe for or purchase Common Shares or securities exchangeable or convertible into any Common Shares, evidences of indebtedness or any property or other assets.

The Warrant Indenture will also provide for adjustment in the class and/or number of securities issuable upon the exercise of the Warrants and/or exercise price per security in the event of the following additional events:

(a)     reclassifications of the Common Shares;

(b)    consolidations, amalgamations, arrangements or mergers of the Company with or into any other corporation or other entity (other than consolidations, amalgamations, arrangements or mergers which do not result in any reclassification of the outstanding Common Shares or a change of the Common Shares into other shares); or

(c)     the transfer of the undertaking or assets of the Company as an entirety or substantially as an entirety to another corporation or other entity.

No adjustment in the exercise price or the number of Warrant Shares issuable upon the exercise of the Warrants will be required to be made unless: (i) such adjustment would result in a change of at least 0.01 of a Warrant Share based on the number of Warrant Shares or other classes of shares or securities or property which a holder of a Warrant is entitled to receive upon the exercise of the rights attached to the Warrant; or (ii) the cumulative effect of such adjustment or adjustments would result in a change of at least 1% in the exercise price, provided that any such adjustments that are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

The Company will covenant in the Warrant Indenture that, during the period in which the Warrants are exercisable, it will give notice to the Warrant Agent and to the holders of the Warrants of certain stated events, including events that would result in an adjustment to the exercise price for the Warrants or the number of Warrant Shares issuable upon exercise of the Warrants, at least 14 days prior to the record date of such event, if any.

No fractional Warrant Shares will be issuable upon the exercise of any Warrants and no cash or other consideration will be paid in lieu of fractional Warrant Shares. Holders of Warrants will not have any voting or pre-emptive rights or any other rights which a holder of Common Shares would have.

The Warrant Indenture will provide that, from time to time, the Company may amend or supplement the Warrant Indenture for certain purposes, without the consent of the holders of the Warrants, including for curing defects or inconsistencies or making any change that does not prejudice the rights of any holder. Any amendment or supplement to the Warrant Indenture that would prejudice the interests of the holders of Warrants may only be made by “extraordinary resolution”, which will be defined in the Warrant Indenture as a resolution either: (i) passed at a meeting of the holders of Warrants at which there are holders of Warrants present in person or represented by proxy representing of at least 25% of the aggregate number of the then outstanding Warrants (unless such meeting is adjourned to a prescribed later date due to the lack of quorum) and passed by the affirmative vote of the holders of Warrants present in person or by proxy shall form a quorum and passed by the affirmative vote of the holders of Warrants representing not less than 66 2/3% of the aggregate number of Warrant Shares that may be acquired on exercise of the Warrants at the meeting and voted on the poll upon such resolution; or (ii) adopted by an instrument in writing signed by the holders of Warrants representing not less than 66 2/3% of the aggregate number of the then outstanding Warrants.

As a condition to the Underwriters’ obligations under the Underwriting Agreement, the Company will file and clear a short form base shelf prospectus with the British Columbia Securities Commission and concurrently, pursuant to the multi-jurisdictional disclosure system, file a registration statement on Form F-10 with the SEC covering the issuance of the Warrant Shares upon the exercise of the Warrants (the “Warrant Shelf Registration Statement”). The Company shall also use its reasonable best efforts during the term of the Warrants to maintain the effectiveness of Warrant Shelf Registration Statement. Unless the Warrant Shelf Registration Statement is effective, the Warrants may only be exercised by persons who establish, to the reasonable satisfaction of the Company and the Warrant Agent (which may include providing an opinion of counsel of recognized standing satisfactory to the Company), that the issuance of the Warrant Shares pursuant to exercise of the Warrants can be completed pursuant to and in accordance with (i) Rule 903 of Regulation S under the U.S. Securities Act, (ii) an effective registration statement under the U.S. Securities Act, or (iii) an exemption from the registration requirements of the U.S. Securities Act and all applicable state securities laws. The Company will notify the Warrant Agent when the Warrant Shelf Registration Statement becomes effective under the U.S. Securities Act, and the Warrant Agent will notify the holders of the Warrants as required. Thereafter, the Warrant Agent may assume that the Warrant Shelf Registration Statement remains effective until otherwise notified in writing by the Company that it is no longer effective.

If, at any time following the initial effectiveness of the Warrant Shelf Registration Statement under the U.S. Securities Act and prior to the Expiry Date for the Warrants, the Company determines that the Warrant Shelf Registration Statement filed with the SEC is not effective, the holders of Warrants will receive a notice of this determination, together with written confirmation that the Warrants may, until the earlier of the Warrant Shelf Registration Statement becoming effective or the Expiry Date, also be exercised by means of a “cashless exercise” in which the holder of Warrants will be entitled to receive a certificate for a number of Warrant Shares determined on the basis of the excess of the volume weighted average price on the TSX over the Exercise Price.

There is currently no market through which the Warrants may be sold and purchasers may not be able to resell the Warrants acquired hereunder. This may affect the pricing of the Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the Warrants and the extent of issuer regulation. See “Risk Factors”.

PRIOR SALES

During the 12 months preceding the date of this Prospectus, the Company issued the following Common Shares and securities convertible or exchangeable for Common Shares.

Date of issue or grant	Type of Securities	Number of Securities(2)	Issue or Exercise Price of Security		Description of Transaction
January 28, 2022	Common Shares	580,043	$1.38		Shares for Debt(4)
February 14, 2022	Options	7,090,000	$1.40		Option Grant
February 21, 2022	Common Shares	48,750	$0.74		Warrant Exercise
February 23, 2022	Common Shares	250,000	$0.225		Warrant Exercise
February 28, 2022	Common Shares	26,906	$0.82		Warrant Exercise
March 11, 2022	Common Shares	16,875	$0.853		Option Exercise
March 11, 2022	Common Shares	100,000	$0.225		Warrant Exercise
March 11, 2022	Common Shares	70,312	$0.74		Warrant Exercise
March 17, 2022	Common Shares	93,750	$0.74		Warrant Exercise
March 18, 2022	Common Shares	15,000	$0.06		Option Exercise
March 18, 2022	Common Shares	10,000	$0.125		Option Exercise
March 18, 2022	Common Shares	11,250	$0.205		Option Exercise
March 18, 2022	Common Shares	187,500	$0.82		Warrant Exercise
March 18, 2022	Common Shares	28,125	$0.82		Warrant Exercise
March 25, 2022	Common Shares	19,607,842	$1.53		March 2022 Unit Offering(2)
March 25, 2022	Warrants	9,803,921	N/A	(2)	March 2022 Unit Offering(2)
March 25, 2022	Compensation Options	1,053,922	N/A	(3)	March 2022 Unit Offering(2)
March 30, 2022	Common Shares	25,000	$0.225		Warrant Exercise
March 31, 2022	Options	287,500	$1.57		Option Grant
April 6, 2022	Common Shares	50,000	$0.100		Option Exercise
April 6, 2022	Common Shares	938,272	$0.150		Broker Warrant Exercise
April 7, 2022	Common Shares	7,500	$0.853		Option Exercise
April 8, 2022	Common Shares	750,000	$0.225		Warrant Exercise
April 8, 2022	Common Shares	100,000	$0.225		Warrant Exercise
April 13, 2022	Common Shares	25,000	$0.225		Warrant Exercise
April 18, 2022	Common Shares	31,250	$0.600		Warrant Exercise
April 18, 2022	Common Shares	18,750	$0.740		Warrant Exercise
April 19, 2022	Common Shares	154,913	$0.400		Broker Unit Warrant Exercise
April 19, 2022	Common Shares	56,250	$0.853		Option Exercise
April 21, 2022	Common Shares	16,875	$0.853		Option Exercise
May 2, 2022	Options	250,000	$1.44		Option Grant
May 3, 2022	Common Shares	250,000	$0.225		Warrant Exercise
May 4, 2022	Common Shares	45,000	$0.200		Option Exercise
May 4, 2022	Common Shares	357,000	$0.225		Warrant Exercise
May 5, 2022	Common Shares	150,000	$0.853		Option Exercise
May 5, 2022	Common Shares	50,000	$0.225		Warrant Exercise
May 6, 2022	Common Shares	40,000	$0.100		Option Exercise
May 6, 2022	Common Shares	50,000	$0.225		Warrant Exercise
May 9, 2022	Common Shares	100,000	$0.225		Warrant Exercise
May 10, 2022	Common Shares	37,500	$0.853		Option Exercise
May 10, 2022	Common Shares	20,000	$0.100		Option Exercise
May 11, 2022	Common Shares	75,000	$0.100		Option Exercise
May 16, 2022	Common Shares	45,000	$0.853		Option Exercise
May 16, 2022	Common Shares	40,000	$0.200		Option Exercise

Date of issue or grant	Type of Securities	Number of Securities(2)	Issue or Exercise Price of Security		Description of Transaction
May 18, 2022	Common Shares	9,375	$0.853		Option Exercise
May 26, 2022	Common Shares	112,500	$0.853		Option Exercise
May 26, 2022	Common Shares	90,000	$0.200		Option Exercise
May 26, 2022	Common Shares	12,500	$0.205		Option Exercise
June 1, 2022	Options	500,000	$1.25		Option Grant
June 3, 2022	Common Shares	40,000	$0.200		Option Exercise
June 8, 2022	Common Shares	110,000	$0.200		Option Exercise
June 13, 2022	Common Shares	50,000	$0.200		Option Exercise
July 15, 2022	Options	400,000	$1.07		Option Grant
July 27, 2022	Common Shares	61,875	$0.640		Option Exercise
July 29, 2022	Common Shares	131,250	$0.613		Option Exercise
July 29, 2022	Common Shares	121,875	$0.466		Option Exercise
July 29, 2022	Common Shares	152,343	$0.800		Option Exercise
August 8, 2022	Common Shares	31,875	$0.640		Option Exercise
August 8, 2022	Common Shares	48,750	$0.466		Option Exercise
August 8, 2022	Common Shares	37,500	$0.613		Option Exercise
August 31, 2022	Common Shares	5,000	$0.150		Option Exercise
September 8, 2022	Common Shares	300,000	$0.200		Option Exercise
September 9, 2022	Common Shares	84,375	$0.640		Option Exercise
September 9, 2022	Common Shares	56,250	$0.610		Option Exercise
September 9, 2022	Common Shares	73,125	$0.470		Option Exercise
September 9, 2022	Common Shares	91,406	$0.800		Option Exercise
November 1, 2022	Options	148,334	$3.65		Options
November 10, 2022	Common Shares	51,638	$1.200		Broker Warrant Exercise
November 14, 2022	Options	50,000	$3.25		Options
November 16, 2022	Common Shares	291,666	$1.590		Warrant Exercise
November 22, 2023	Common Shares	177,455	$2.220		Warrant Exercise
November 23, 2022	Common Shares	250,612	$2.220		Warrant Exercise
November 24, 2022	Common Shares	4,346	$2.220		Warrant Exercise
November 25, 2022	Common Shares	1,125	$2.220		Warrant Exercise
November 25, 2022	Common Shares	25,819	$1.800		Warrant Exercise
November 30, 2022	Common Shares	62,500	$2.220		Warrant Exercise
December 2, 2022	Common Shares	117,457	$2.220		Warrant Exercise
December 5, 2022	Common Shares	18,750	$1.920		Option Exercise
December 5, 2022	Common Shares	12,500	$1.840		Option Exercise
December 5, 2022	Common Shares	16,250	$1.398		Option Exercise
December 5, 2022	Common Shares	20,312	$2.400		Option Exercise
December 6, 2022	Common Shares	8,861	$2.220		Warrant Exercise
December 6, 2022	Subscription Receipts	23,277,000	$3.00		Subscription Receipt Offering(3)
December 6, 2022	Broker Warrants	1,350,000	N/A	(4)	Subscription Receipt Offering
December 9, 2022	Common Shares	3,843	$2.220		Warrant Exercise
December 12, 2022	Common Shares	12,500	$1.840		Option Exercise
December 12, 2022	Common Shares	16,250	$1.398		Option Exercise
December 12, 2022	Common Shares	16,250	$2.400		Option Exercise
December 19, 2022	Options	50,000	$3.30		Option Grant
December 19, 2022	Common Shares	812	$1.398		Option Exercise
December 19, 2022	Common Shares	1,667	$2.400		Option Exercise
December 22, 2022	Common Shares	62,500	$0.600		Option Exercise

Date of issue or grant	Type of Securities	Number of Securities(2)	Issue or Exercise Price of Security	Description of Transaction
December 22, 2022	Common Shares	18,750	$1.920	Option Exercise
December 22, 2022	Common Shares	12,500	$1.840	Option Exercise
December 22, 2022	Common Shares	16,250	$1.398	Option Exercise
December 22, 2022	Common Shares	20,312	$2.400	Option Exercise
December 22, 2022	Common Shares	6,250	$2.220	Warrant Exercise
December 23, 2022	Common Shares	16,718	$2.220	Warrant Exercise
December 28, 2022	Common Shares	12,343	$2.220	Warrant Exercise
December 28, 2022	Common Shares	37,500	$1.590	Warrant Exercise
December 30, 2022	Common Shares	18,750	$1.920	Option Exercise
January 3, 2023	Common Shares	78,125	$2.22	Warrant Exercise
January 5, 2023	Options	15,000	$3.10	Option Grant
January 16, 2023	Options	10,000	$3.79	Option Grant

____________

Notes:

(1)      In connection with the Arrangement, the Company issued 580,043 Common Shares to Haywood Securities Inc. (“Haywood”) pursuant to a financial advisory agreement between Haywood and Azarga.

(2)      Effective September 14, 2022, the Company consolidated the Common Shares on the basis of one (1) post-consolidation Common Share for every three (3) pre-consolidation Common Shares (the “Share Consolidation”). The exercise price and the number of Common Shares issuable under any of the outstanding warrants, stock options or other convertible securities issued prior to the Share Consolidation was proportionately adjusted. Figures in the above column “Number of Securities” prior to September 14, 2022 are displayed on a pre-Share Consolidation basis and after September 14, 2022 are displayed on a post-Share Consolidation basis.

(3)      On December 6, 2022, the Company completed the Subscription Receipt Offering. See the December Private Placement MCR.

(4)      In connection with the Subscription Receipt Offering, the Company issued to the Subscription Receipt Underwriters an aggregate of 1,350,000 Broker Warrants, with each Broker Warrant being exercisable into one Broker Warrant Share at a price of $3.25 per Broker Warrant Share until 27 months following the satisfaction of the escrow release conditions contained in the Subscription Receipt Agreement. See the December Private Placement MCR incorporated by reference herein.

TRADING PRICE AND VOLUME

The Common Shares trade on the TSX-V under the symbol “EU” and traded OTCQB under the symbol “ENCUF”. On January 17, 2023, the NYSE American approved the listing of Common Shares. On January 23, 2023, the Common Shares ceased trading on the on the OTCQB and commenced trading on the NYSE American. The following table shows the high and low closing prices and total trading volume of the Common Shares during the 12 months preceding the date of this Prospectus.

	TSX-V (prices in Canadian dollars) (on a post-Share Consolidation basis)
Month	High	Low	Volume
January 2022	5.82	3.36	4,288,775
February 2022	4.68	3.66	3,811,620
March 2022	5.49	4.11	6,444,390
April 2022	5.91	4.17	4,729,201
May 2022	4.74	3.06	5,479,928
June 2022	4.56	3.18	3,731,532
July 2022	4.41	2.91	3,527,678
August 2022	4.68	3.33	3,320,583
September 2022	4.65	3.07	5,179,341
October 2022	3.85	3.14	2,280,781
November 2022	3.65	2.84	5,274,108
December 2022	3.59	2.92	2,637,676
January 1 – 23, 2023	3.82	3.04	3,153,033

On January 24, 2023, the last day on which the Common Shares traded on the TSX-V prior to the date of this Prospectus, the closing price of the Common Shares on the TSX-V was $3.61 per Common Share.

The following table sets forth the price range and trading volume of the Common Shares as reported by the OTCQB during the 12 months preceding the date of this Prospectus.

	OTCQB (prices in US$) (on a post-Share Consolidation basis)
Month	High	Low	Volume
January 2022	4.56	2.67	2,987,521
February 2022	3.69	2.64	1,812,079
March 2022	4.38	3.18	3,398,331
April 2022	4.80	3.24	2,624,169
May 2022	3.72	2.38	3,194,547
June 2022	3.66	2.46	1,779,819
July 2022	3.40	2.21	1,535,760
August 2022	3.69	2.57	1,683,543
September 2022	3.63	2.24	2,333,858
October 2022	2.85	2.27	1,027,664
November 2022	2.70	2.13	2,925,338
December 2022	2.69	2.15	2,466,894
January 1 – 20, 2023	2.84	2.26	2,510,179

On January 20, 2023, the last day on which the Common Shares traded on the OTCQB prior to the date of this Prospectus, the closing price of the Common Shares on the OTCQB was US$2.75 per Common Share.

The following table sets forth the price range and trading volume of the Common Shares as reported by the NYSE American during the 12 months preceding the date of this Prospectus.

Month	NYSE American (prices in US$)
	High	Low	Volume
January 23, 2023	2.99	2.69	842,748

On January 24, 2023, the last day on which the Common Shares traded on the NYSE American prior to the date of this Prospectus, the closing price of the Common Shares on the NYSE American was US$2.70 per Common Share.

RISK FACTORS

An investment in the securities of the Company should be considered highly speculative and involves certain risks. When evaluating the Company and its business, prospective investors should carefully consider all of the information disclosed in this Prospectus and the Company’s profile on the SEDAR website at www.sedar.com and on EDGAR at www.sec.gov, as well as the risks described below, and in the documents incorporated by reference in this Prospectus, including the risks identified and discussed under the heading “Risk Factors” in the AIF, which are incorporated by reference herein, as well as other risk factors relating to the Offering set out below and the other information contained in this Prospectus and documents incorporated by reference herein, including the historical financial statements of the Company and the notes thereto, before making an investment decision to purchase Units. See “Documents Incorporated by Reference”. Such risk factors could materially affect the Company’s future operating results and could cause actual events to differ materially from those described in forward-looking statements relating to the Company. In addition to such risk factors, investors should consider the following additional risks related to the Offering.

There is no assurance that risk management steps taken will avoid future loss due to the occurrence of the risks described below (or incorporated by reference herein) or other unforeseen risks. If any of the risks described below or in the AIF actually occur, then the Company’s business, financial condition and operating results could be adversely affected.

The risks and uncertainties described or incorporated by reference herein are not the only ones the Company faces. Additional risks and uncertainties, including those that the Company is unaware of or that are currently deemed immaterial, may also adversely affect the Company and its business. Investors should consult with their professional advisors to assess any investment in the Company.

Risks Related to enCore’s Business and Operations

Reliance on Contractors and Experts

In various aspects of its operations, enCore relies on the services, expertise and recommendations of its service providers and their employees and contractors, whom often are engaged at significant expense to the Company. For example, the decision as to whether a property contains a commercial mineral deposit and should be brought into production will depend in large part upon the results of exploration programs and/or feasibility studies, and the recommendations of duly qualified third party engineers and/or geologists. In addition, while enCore emphasizes the importance of conducting operations in a safe and sustainable manner, it cannot exert absolute control over the actions of these third parties when providing services to enCore or otherwise operating on enCore’s properties. Any material error, omission, act of negligence or act resulting in environmental pollution, accidents or spills, industrial and transportation accidents, work stoppages or other actions could adversely affect the Company’s operations and financial condition.

Global Financial Conditions

There is a risk that cash flow from operations will be insufficient to meet current and future obligations, fund development and construction projects, and that additional outside sources of capital will be required. The volatility of global capital markets, including the general economic slowdown in the mining sector, has generally made the raising of capital by equity or debt financing more difficult. The Company may be dependent upon capital markets to raise additional financing in the future. As such, the Company is subject to liquidity risks in meeting its operating expenditure requirements and future development cost requirements in instances where adequate cash positions are unable to be maintained or appropriate financing is unavailable.

The Company seeks to manage its liquidity risk through a rigorous planning, budgeting and forecasting process to help determine the funding requirements to support its current operations, development and expansion plans. However, the factors described above may impact the ability to raise equity or obtain loans and other credit facilities in the future and on terms favorable to the Company and its management. If these levels of volatility persist or if there is a further economic slowdown, the Company’s operations, the Company’s ability to raise capital and the trading price of the Company’s securities could be adversely impacted.

As the Company’s operations expand and reliance on global supply chains increases, the impact of pandemics, significant geopolitical risk and conflict globally may have a sizeable and unpredictable impact on the Company’s business, financial condition and operations. The COVID-19 pandemic and the ongoing conflict in Ukraine, including the global response to the Ukraine conflict as it relates to sanctions, trade embargos and military support, have resulted in significant uncertainty as well as economic and supply chain disruptions. Should another significant variant of COVID-19 develop or the Ukraine conflict go on for an extended period of time or expand beyond Ukraine, or should other geopolitical disputes and conflicts emerge in other regions, this could result in material adverse effects to the Company.

General Inflationary Pressures

Inflationary pressure may also affect Company’s labour, commodity, and other input costs, which could affect the Company’s financial condition. Throughout 2021 and 2022, global inflationary pressures increased caused by the ongoing COVID-19 global pandemic and related lockdowns. Global energy costs have also increased following the invasion of Ukraine by Russia in February 2022. The resulting impact of this is that the Company faces higher costs for key inputs required for its operations. This may be directly through higher transportation costs, as well as indirectly through higher costs of products that rely on energy.

Foreign Exchange Rates

The Company maintains its accounting records and reports its financial position and results in Canadian dollars. Fluctuations in the U.S. currency exchange rate relative to the Canadian currency could significantly impact the Company, including its financial results, operations or the trading value of its securities. The price of uranium is quoted in U.S. dollars, and a decrease in value of the U.S. dollar would result in a relative decrease in the valuation of uranium and the associated market value from a Canadian currency perspective. Exchange rate fluctuations, and any potential negative consequences thereof, are beyond the Company’s control.

Risks Associated with the Selection of Novel Mining Methods

The Company focuses on the ISR mining method for production at its properties. While studies completed to date indicate that ground conditions and the mineral resources estimated to be contained on the Company’s Rosita, Dewey-Burdock, Gas Hills, and Crownpoint-Hosta Butte ISR uranium projects, and the Project are amenable to extraction by way of ISR, actual conditions could be materially different from those estimated based on the Company’s technical studies completed to-date. While industry best practices have been utilized in the development of its estimates, actual results from the application of the ISR mining method may differ significantly. The Company will need to complete substantial additional work to further advance and/or confirm its current estimates for the use of the ISR mining method on its properties. As a result, it is possible that current estimates may not be achieved on any of the Company’s mining properties.

No Public Market for Uranium

There is no public market for the sale of uranium. The uranium futures market on the New York Mercantile Exchange does not provide for physical delivery of uranium, only cash on settlement, and that trading forum does not offer a formal market but rather facilitates the introduction of buyers to sellers.

The Company may not be able to, once produced, sell uranium at a desired price level for a number of weeks or months. The pool of potential purchasers or sellers is limited, and each transaction may require the negotiation of specific provisions. Accordingly, a sale cycle may take several weeks or months to complete. If the Company determines to sell any physical uranium that it has produced, it may likewise experience difficulties in finding purchasers that are able to accept a material quantity of physical uranium. The inability to sell on a timely basis in sufficient quantities could have a material adverse effect on the securities of the Company.

The Company also intends to hold physical uranium for long-term investment. During this term, the value of the Company’s uranium holdings will fluctuate and accordingly the Company will be subject to losses should it ultimately determine to sell the uranium at prices lower than the acquisition cost. In addition, the Company may incur income statement losses, should uranium prices decrease or foreign exchange rates fluctuate unfavourably in future financial periods. The Company may be required to sell a portion or all of the physical uranium accumulated to fund its operations should other forms of financing not be available to fund the Company’s capital requirements.

The ability to sell and profit from the sale of any eventual acquired uranium or mineral production from a property will be subject to the prevailing conditions in the applicable marketplace at the time of sale. The demand for uranium and other minerals is subject to global economic activity and changing attitudes of consumers and other end-users’ demand.

Global Demand and International Trade Restrictions

The international nuclear fuel industry, including the supply of uranium concentrates, is relatively small compared to other minerals, and is generally highly competitive and heavily regulated.

Worldwide demand for uranium is directly tied to the demand for electricity produced by the nuclear power industry, which is also subject to extensive government regulation and policies. In addition, the international marketing of uranium is subject to governmental policies and certain trade restrictions. For example, the supply and marketing of uranium from Russia is limited by international trade agreements.

In general, trade agreements, governmental policies and/or trade restrictions are beyond the control of the Company and may affect the supply of uranium available for use in markets like the United States and Europe, which are currently the largest markets for uranium in the world. Similarly, trade restrictions or foreign policy have the potential to impact the ability to supply uranium to developing markets, such as China and India. If substantial changes are made to regulations affecting the global marketing and supply of uranium, the Company’s business, financial condition and results of operations may be materially adversely affected.

Possible Amendments to the General Mining Law

Members of the U.S. Congress have repeatedly introduced bills which would supplant or alter the provisions of the United States Mining Law of 1872, as amended (the “General Mining Law”). Such bills have proposed, among other things, to (i) either eliminate or greatly limit the right to a mineral patent; (ii) significantly alter the laws and regulations relating to uranium mineral development and recovery from unpatented and patented mining claims; (iii) impose a federal royalty on production from unpatented mining claims; (iv) impose time limits on the effectiveness of plans of operation that may not coincide with mine or facility life; (v) impose more stringent environmental compliance and reclamation requirements on activities on unpatented mining claims; (vi) establish a mechanism that would allow states, localities and Native American tribes to petition for the withdrawal of identified tracts of federal land from the operation of the U.S. general mining laws; and (vii) allow for administrative determinations that mining or similar activities would not be allowed in situations where undue degradation of the federal lands in question could not be prevented. If enacted, such legislation could change the cost of holding unpatented mining claims and could significantly impact our ability to develop locatable mineral resources on our patented and unpatented mining claims. Although it is impossible to predict at this point what any legislated royalties might be, enactment could adversely affect the potential for construction and development and the economics of existing operating mines and facilities. Passage of such legislation could adversely affect our financial performance.

The U.S. Environmental Protection Agency (the “EPA”) has in recent years announced an intention to propose new rules that, if promulgated, could result in increases in mine surety arrangements to cover currently non-existing and unidentified potential future environmental costs, which could severely impact or render infeasible many existing or prospective mining operations. The EPA dropped this proposal after considering comments received during the public participation process. Nevertheless, there is a risk that similar regulations could be proposed in the future, which could have significant impacts on the Company and the mining industry as a whole.

Information Systems and Cyber Security

The Company’s operations depend upon the availability, capacity, reliability and security of its information technology (“IT”) infrastructure, and its ability to expand and update this infrastructure as required, to conduct daily operations. enCore relies on various IT systems in all areas of its operations, including financial reporting, contract management, exploration and development data analysis, human resource management, regulatory compliance and communications with employees and third parties.

These IT systems could be subject to network disruptions caused by a variety of sources, including computer viruses, security breaches and cyber-attacks, as well as network and/or hardware disruptions resulting from incidents such as unexpected interruptions or failures, natural disasters, fire, power loss, vandalism and theft. The Company’s operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures.

The ability of the IT function to support the Company’s business in the event of any such occurrence and the ability to recover key systems from unexpected interruptions cannot be fully tested. There is a risk that, if such an event actually occurs, the Company’s continuity plans may not be adequate to immediately address all repercussions of the disaster. In the event of a disaster affecting a data centre or key office location, key systems may be unavailable for a number of days, leading to inability to perform some business processes in a timely manner. As a result, the failure of enCore’s IT systems or a component thereof could, depending on the nature of any such failure, adversely impact the Company’s reputation and results of operations.

Although to date the Company has not experienced any material losses relating to cyber-attacks or other information security breaches, there can be no assurance that the Company will not incur such losses in the future. Unauthorized access to enCore’s IT systems by employees or third parties could lead to corruption or exposure of confidential, fiduciary or proprietary information, interruption to communications or operations or disruption to the Company’s business activities or its competitive position. Further, disruption of critical IT services, or breaches of information security, could have a negative effect on the Company’s operational performance and its reputation. The Company’s risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access remain a priority.

The Company applies technical and process controls in line with industry-accepted standards to protect information, assets and systems; however, these controls may not adequately prevent cyber-security breaches. There is no assurance that the Company will not suffer losses associated with cyber-security breaches in the future, and may be required to expend significant additional resources to investigate, mitigate and remediate any potential vulnerabilities. As cyber threats continue to evolve, the Company may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

Anti-Bribery and Anti-Corruption Laws

The Company is subject to anti-bribery and anti-corruption laws, including the Corruption of Foreign Public Officials Act (Canada) and the United States Foreign Corrupt Practices Act of 1977, as amended. Failure to comply with these laws could subject the Company to, among other things, reputational damage, civil or criminal penalties, other remedial measures and legal expenses which could adversely affect the Company’s business, results from operations, and financial condition. It may not be possible for the Company to ensure compliance with anti-bribery and anti-corruption laws in every jurisdiction in which its employees, agents, sub-contractors or joint venture partners are located or may be located in the future.

Disclosure and Internal Controls

Disclosure controls and procedures are designed to ensure that information required to be disclosed by a company in reports filed with securities regulatory agencies is recorded, processed, summarized and reported on a timely basis and is accumulated and communicated to the company’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance with respect to the reliability of reporting, including financial reporting and financial statement preparation.

We use internal controls over financial reporting to provide reasonable assurance that we authorize transactions, safeguard assets against improper or unauthorized use, and record and report transactions properly. This gives us reasonable assurance that our financial reporting is reliable and prepared in accordance with IFRS. It is impossible for any system to provide absolute assurance or guarantee reliability, regardless of how well it is designed or operated. We continue to evaluate our internal controls to identify areas for improvement and provide as much assurance as reasonably possible.

If we do not satisfy the requirements for internal controls on an ongoing, timely basis, it could negatively affect investor confidence in our financial reporting, which could have an impact on our business and the trading price of our Common Shares. If a deficiency is identified and we do not introduce new or better controls, or have difficulty implementing them, it could harm our financial results or our ability to meet reporting obligations.

Any failure of our internal controls could have an adverse effect on our stated results of operations and harm our reputation. As a result, we may experience higher than anticipated operating expenses, as well as higher independent auditor fees during and after the implementation of these changes. If we are unable to implement any of the required changes to our internal control over financial reporting effectively or efficiently or are required to do so earlier than anticipated, it could adversely affect our operations, financial reporting and results of operations. If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely impacted.

Negative Operating Cash Flows

As an exploration company, the Company has no source of operating cash flow and its operations to date have been funded primarily from equity financings. Accordingly, the Company had negative operating cash flow for the financial year ended December 31, 2021 and the interim period ended September 30, 2022. As a result of the expenses to be incurred by the Company in connection with its business objectives for the development of the Company’s material projects, the Company anticipates that negative operating cash flows will continue for the foreseeable future. Accordingly, the Company will require substantial additional capital in order to fund its future exploration and development activities for its material projects. Other than any proceeds received from the Offering and the Nebari Loan, the Company does not have any arrangements in place for this funding and there is no assurance that such funding will be achieved when required. Any failure to obtain additional financing or failure to achieve profitability and positive operating cash flows will have a material adverse effect on its financial condition and results of operations.

Benefits Not Realized From Transactions

The Company has completed a number of transactions over the last several years. Despite the Company’s belief that these transactions, and others which may be completed in the future, will be in the Company’s best interest and benefit the Company and its shareholders, the Company may not realize the anticipated benefits of such transactions or realize the full value of the consideration paid or received to complete the transactions. This could result in significant accounting impairments or write-downs of the carrying values of mineral properties or other assets and could adversely impact the Company and the prices of its securities.

U.S. Foreign Private Issuer Status

The Company is a foreign private issuer under applicable U.S. federal securities laws and, therefore, is not required to comply with all of the periodic disclosure and current reporting requirements of the U.S. Exchange Act and related rules and regulations. As a result, the Company does not file the same reports that a U.S. domestic issuer would file with the SEC, although it will be required to file with or furnish to the SEC the continuous disclosure documents that the Company is required to file in Canada under Canadian securities laws. In addition, the Company’s officers, directors and principal shareholders are exempt from the reporting and “short swing” profit recovery provisions of Section 16 of the U.S. Exchange Act. Therefore, the Company’s securityholders may not know on as timely a basis when its officers, directors and principal shareholders purchase or sell securities of the Company as the reporting periods under the corresponding Canadian insider reporting requirements are longer. In addition, as a foreign private issuer, the Company is exempt from the proxy rules under the U.S. Exchange Act.

In order to maintain its current status as a foreign private issuer, 50% or more of the Company’s Common Shares must be directly or indirectly owned of record by non-residents of the United States unless the Company also satisfies one of the additional requirements necessary to preserve this status. The Company may in the future lose its foreign private issuer status if a majority of the Common Shares are owned of record in the United States and the Company fails to meet the additional requirements necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to the Company under U.S. federal securities laws as a U.S. domestic issuer may be significantly more than the costs the Company incurs as a Canadian foreign private issuer eligible to use the multijurisdictional disclosure system.

If the Company is not a foreign private issuer, it would not be eligible to use the multijurisdictional disclosure system or other foreign issuer forms and would be required to file periodic and current reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer.

United States investors may not be able to obtain enforcement of civil liabilities against the Company

The enforcement by investors of civil liabilities under the United States federal or state securities laws may be affected adversely by the fact that the Company is governed by the BCBCA. It may not be possible for investors to effect service of process within the United States on certain of its directors and officers or enforce judgments obtained in the United States courts against the Company or certain of the Company’s directors and officers based upon the civil liability provisions of United States federal securities laws or the securities laws of any state of the United States. There is some doubt as to whether a judgment of a United States court based solely upon the civil liability provisions of United States federal or state securities laws would be enforceable in Canada against the Company or its directors and officers. There is also doubt as to whether an original action could be brought in Canada against the Company or its directors and officers to enforce liabilities based solely upon United States federal or state securities laws.

If the Company is characterized as a passive foreign investment company, U.S. Holders may be subject to adverse U.S. federal income tax consequences

Prospective U.S. investors should be aware that they could be subject to certain adverse U.S. federal income tax consequences in the event that the Company is classified as a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes. The determination of whether a corporation is a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations, and the determination will depend on the composition of the corporation’s income, expenses and assets from time to time and the nature of the activities performed by the corporation’s officers and employees. Based on an analysis of the Company’s activities and income and assets, the Company believes that it was a PFIC for its taxable year ended December 31, 2021, and may continue to be classified as a PFIC for the taxable year ended December 31, 2022, the current taxable year and the foreseeable future. A prospective investor should consult its own tax advisor regarding the likelihood and consequences of the Company being treated as a PFIC for U.S. federal income tax purposes, including the advisability of making certain elections that may mitigate certain possible adverse U.S. federal income tax consequences but that may result in an inclusion of gross income without receipt of such income.

Changes in Climate Conditions and Regulatory Regime Could Adversely Affect our Business and Operations

There is significant evidence of the effects of climate change on our planet and an intensifying focus on addressing these issues. We recognize that climate change is a global challenge that may have both favorable and adverse affects on our business in a range of possible ways. Mining and uranium processing operations are energy intensive and result in a carbon footprint either directly or through the purchase of fossil-fuel based electricity. As such, we are impacted by current and emerging policy and regulation relating to greenhouse gas emission levels, energy efficiency, and reporting of climate-change related risks. While some of the costs associated with reducing emissions may be offset by increased energy efficiency, technological innovation, or the increased demand for our uranium and conversion services, the current regulatory trend may result in additional transition costs at some of our operations. A number of government or governmental bodies have introduced or are contemplating regulatory changes in response to the potential impacts of climate change. Where legislation already exists, regulations relating to emissions levels and energy efficiency are becoming more stringent. Changes in legislation and regulation will likely increase our compliance costs.

In addition, the physical risks of climate change may also have an adverse effect at our operations. These may include extreme weather events such as floods, droughts, forest and bush fires, and extreme storms. These physical impacts could require us to suspend or reduce production or close operations and could prevent us from pursuing expansion opportunities. These effects may adversely impact the cost, production, and financial performance of our operations.

We can provide no assurance that efforts to mitigate the risks of climate change will be effective and that physical risks of climate change will not have a material and adverse effect on our earnings, cash flows, financial condition, results of operations, or prospects.

Risks Related to the Offering

Completion of the Offering

The completion of the Offering is subject to receipt of approval from the TSX-V and the NYSE American and all other applicable regulatory approvals, which approvals may not be obtained. The Company has applied to list the Unit Shares to be distributed under this Prospectus on the TSX-V and NYSE American, as well as the Warrant Shares issuable upon the exercise of the Warrants (including those Unit Shares and Warrant Shares issuable in connection with the exercise of the Over-Allotment Option). Listing will be subject to the Company fulfilling all of the requirements of the TSX-V and NYSE American. There can be no assurance that the TSX-V and NYSE American will provide approval of the Offering.

Use of Proceeds

The Company currently intends to allocate the net proceeds of the Offering as described under “Use of Proceeds” in this Prospectus. However, management will have discretion (subject to approval by the Board of Directors) in the actual application of the net proceeds, and may elect to allocate proceeds differently from that described in “Use of Proceeds” if it is believed it would be in the best interests of the Company to do so as circumstances change. Moreover, while the Company intends to use the proceeds from the Offering as described under “Use of Proceeds” including the application of proceeds from the Nebari Loan to fund a portion of the Alta Mesa Consideration required to complete the Alta Mesa Acquisition, the Company may not be able to enter into a definitive Bridge Facility with Nebari and, as a result, there can be no assurance the Nebari Loan will be funded on the contemplated terms by January 31, 2023 or at all. If the Company is not able to complete the Nebari Loan prior to February 15, 2023, the Company may use a portion of the net proceeds from the Offering to fund costs associated with closing the Alta Mesa Acquisition and the remaining amounts consistent with the description under “Use of Proceeds” in this Prospectus. The Company’s securityholders may not agree with the manner in which the Company chooses to allocate and spend the net proceeds from the Offering. The failure by management to apply these funds effectively could have a material adverse effect on the business of the Company and, consequently, could adversely affect the price of the securities of the Company on the open market.

Risk of Loss of Entire Investment

An investment in the securities of the Company, as well as the Company’s prospects, is speculative due to the risky nature of its business and the present stage of its development. Investors may lose their entire investment. Investors should carefully consider the risk factors described under the heading “Risk Factors” in this Prospectus. The risks described in this Prospectus are not the only ones facing the Company. Additional risks not currently known to the Company, or that the Company currently deems immaterial, may also impair the Company’s operations. There is no assurance that risk management steps taken will avoid future loss due to the occurrence of the risks described below or other unforeseen risks. If any of the risks described in this Prospectus actually occur, the Company’s business, financial condition and operating results could be adversely affected. Investors should carefully consider the risks in this Prospectus and the other information elsewhere in this Prospectus and consult with their professional advisors to assess any investment in the Company.

No Guarantee of a Positive Return in an Investment

There is no guarantee that an investment in the securities of the Company will earn any positive return in the short term or long term. An investment in the securities of the Company involves a high degree of risk and should be undertaken only by investors whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. An investment in securities of the Company is appropriate only for investors who have the capacity to absorb a loss of some or all of their investment.

Price Volatility

Securities markets have a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. Factors unrelated to the financial performance or prospects of the Company include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries. There can be no assurance that continued fluctuations in prices will not occur. As a result of any of these factors, the market price of securities of the Company of the Company at any given point in time may not accurately reflect the long term value of the Company. If such increased levels of volatility and market turmoil continue for a protracted period of time, the Company’s business, results of operations or financial condition and the trading price of the Common Shares may be materially adversely affected.

In addition, broad market and industry factors may harm the market price of the Common Shares. Hence, the price of the Common Shares could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce the price of the Common Shares regardless of the Company’s operating performance. In the past, following a significant decline in the market price of a company’s securities, there have been instances of securities class action litigation having been instituted against that company. If the Company is involved in any similar litigation, it could incur substantial costs, its management’s attention and resources could be diverted and the Company’s business, results of operations and financial condition could be materially adversely affected.

Dilution

Additional financing needed to continue funding the development and operation of the Company may require the issuance of additional securities of the Company. The issuance of additional securities and the exercise of Common Share purchase warrants, stock options and other convertible securities will result in dilution of the equity interests of any persons who are or may become holders of Common Shares.

Future sales (or the perception of future sales) of the Company’s securities by existing shareholders or by the Company could cause the market price of Common Shares or Warrants to drop significantly, even if its business is doing well

The Company may issue additional securities to finance future activities outside of the Offering. Sales of a substantial number of Common Shares or Warrants by existing holders or by the Company could occur at any time, including sales from existing shareholders following the closing of this Offering who may be concerned about the dilutive effect of this Offering on their investment holdings, and resales from purchasers of the Unit Shares or Warrant Shares who are not subject to any lock-up or other transfer restrictions. These sales, or the perception in the market that the holders of a large number of Common Shares or securities convertible into Common Shares or that the Company intends to sell Common Shares or securities convertible into Common Shares, could reduce the market price of Common Shares or the Warrants. A decline in the market prices of the Common Shares could impair the Company’s ability to raise additional capital through the sale of securities should the Company desire to do so.

Further, the Company cannot predict the size of future issuances of Common Shares or the effect, if any, that future issuances and sales of Common Shares will have on the market price of Common Shares. Sales of a substantial number of Common Shares, or the perception that such sales could occur, may adversely affect prevailing market prices for Common Shares.

Shareholder Rights

Holders of Warrants will not be entitled to any rights with respect to the Common Shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on the Common Shares), but if such a holder subsequently exercises its Warrants, such holder will be subject to all changes affecting the Common Shares. Rights with respect to the Common Shares will arise only if and when the Company delivers Common Shares upon the exercise of a Warrant and, to a limited extent, under the conversion rate adjustments under the warrant indenture, if applicable.

The Warrants are Speculative and May Not Have Any Value

The Warrants merely represent the right to acquire Common Shares at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire Common Shares and pay an exercise price of $4.05 per Common Share, subject to certain adjustments, prior to the date that is 36 months following the Closing Date, after which date any unexercised Warrants will expire and have no further value. Moreover, following completion of the Offering, the market value of the Warrants, if any, is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their imputed offering price. There can be no assurance that the market price of the Common Shares will ever equal or exceed the exercise price of the Warrants, and consequently, whether it will ever be profitable for holders of the Warrants to exercise the Warrants.

Warrants Not Listed for Trading

There is no public market for the Warrants and the Company does not intend to apply for listing of the Warrants on any securities exchange. There can be no assurance that a secondary market for the Warrants will develop or be sustained after the closing of the Offering. Even if a market develops for the Warrants, there can be no assurance that it will be liquid and that the price of the Warrants will be the same as the price allocated for the Warrants partially comprising the Units. If an active market for the Warrants does not develop, the liquidity of an investor’s investment in the Warrants may be limited and the price may decline below the portion of the Offering Price allocated to the Warrants.

Listing on the NYSE American

Our Common Shares were listed on the NYSE American on January 23, 2023. Continued listing of a security on the NYSE American is conditioned upon compliance with various listing standards. Failure to comply with the NYSE American’s continued listing standards could result in the NYSE American delisting our Common Shares resulting in our Common Shares trading in the less liquid over-the-counter market.

If the NYSE American delists our Common Shares, investors may face material adverse consequences including, but not limited to, a lack of trading market for our securities, reduced liquidity, decreased analyst coverage of our securities, and an inability for us to obtain additional financing to fund our operations.

Moreover even to the extent our Common Shares remain listed on the NYSE American, there can be no assurance an active and liquid trading market for our Common Shares will develop or be maintained.

Risks Related to the Alta Mesa Acquisition

Failure to Complete the Alta Mesa Acquisition

The closing of the Alta Mesa Acquisition is subject to the certain commercial risks and may not close on the terms negotiated or at all. The completion of the Alta Mesa Acquisition is subject to certain conditions, including the obligation of enCore to obtain the required regulatory, stock exchange and governmental approvals and to obtain funding for the Alta Mesa Consideration payable by the Company. The failure to obtain the required approvals, consideration, or satisfy or waive the conditions contained in the Acquisition Agreement may result in the termination of the Acquisition Agreement. There is no assurance that such closing conditions will be satisfied or waived. In order to fund the Alta Mesa Consideration payable under the Alta Mesa Acquisition the Company have entered into the non-binding Nebari Term Sheet contemplating the Nebari Loan. While the Company intends to use the net proceeds from the Nebari Loan to fund costs associated with closing the Alta Mesa Acquisition, there can be no assurance the Company will be able to enter into a definitive Bridge Facility with Nebari and, as a result, there can be no assurance the Nebari Loan will be funded on the contemplated terms by January 31, 2023 or at all. If we are not able to complete the Nebari Loan prior to February 15, 2023, the Company may use a portion of the proceeds from the Offering to fund costs associated with closing the Alta Mesa Acquisition. If the Company does not receive the Nebari Loan or complete the Offering, the Company may not have adequate funds to close the Alta Mesa Acquisition. Accordingly, there can be no assurance that the Company will complete the Alta Mesa Acquisition in the timeframe or on the basis described herein, if at all. If the Company is not able to complete the Alta Mesa Acquisition, the Company will not receive the anticipated benefits of the Alta Mesa Acquisition, and the Company’s business could otherwise be adversely affected. Moreover, the Company has paid a non-refundable deposit of US$6 million to EFR White Canyon to extend the anticipated closing date of the Alta Mesa Acquisition until February 15, 2023 and failure to complete the Alta Mesa Acquisition, due to failure of any of the closing conditions, will result in the Company forfeiting that deposit.

In addition, if the Alta Mesa Acquisition is not completed, we could be subject to a number of risks that may adversely affect our business and the market price of our Common Shares, including:

•        the time and resources committed by our management to matters relating to the Alta Mesa Acquisition could otherwise have been devoted to pursuing other beneficial opportunities;

•        the market price of our Common Shares could decline to the extent that the current market price reflects a market assumption that the Alta Mesa Acquisition will be completed; and

•        we will be required to pay costs relating to the Alta Mesa Acquisition, such as legal, accounting and financial advisory fees, whether or not the Alta Mesa Acquisition is completed.

We may also be subject to litigation related to any failure to complete the Alta Mesa Acquisition. If the Alta Mesa Acquisition is not completed, these risks may materialize and may adversely affect our business, financial results and financial condition, as well as the price of our Common Shares, which may cause the value of your investment to decline.

We Do Not Currently Control the Project

Although the Acquisition Agreement contains covenants on the part of EFR White Canyon regarding the operation of its business and the Project prior to closing the Alta Mesa Acquisition, enCore will not control the Project until completion of the Alta Mesa Acquisition and the results of operations may be adversely affected by events that are outside of enCore’s control during the intervening period. The future performance of the Project may be influenced by, among other factors, economic conditions, increased regulation, turmoil or disruption in financial markets, unfavourable regulatory decisions, rising interest rates, changes or uncertainty in government policy, operational risks and other factors beyond enCore’s control. As a result of any one or more of these factors, the operations and financial performance of the Project may be negatively affected, which may adversely affect the future financial results of the Company.

We May Not Realize Any or All of the Anticipated Benefits From the Alta Mesa Acquisition, Which Could Adversely Affect our Business

As part of our business strategy, following the Alta Mesa Acquisition, we expect to see certain near-term benefits, including licensed uranium production facility with licensed and permitted mineral resources that will add to our overall production capacity in South Texas, as well as longer-term opportunities for growth from a large contiguous mineral property that has significant identified mineral resources and the potential for additional mineral resources that could be discovered on that property. Any benefits and growth that we realize from such efforts may differ materially from our estimates. In particular, our estimates of the potential benefits and growth from the Alta Mesa Acquisition are based in part on a valuation of the Project that may differ from the performance of the Project on a going-forward basis. Achieving the benefits of the Alta Mesa Acquisition will depend, in part, on our ability to integrate operations of the Project successfully and efficiently with our business. The challenges involved in this integration, which may be complex and time-consuming, include the following:

•        the diversion of management attention from other important business objective;

•        the ability to locate, hire and retain experienced staff to construct wellfields and safely conduct operation; and

•        the ability to locate, hire and retain experienced contractors to allow efficient delineation drilling and well installation at a necessary rate to meet production needs.

In addition, any benefits that we realize may be offset, in whole or in part, by reductions in revenues, or through increases in other expenses, including costs to achieve our estimated synergies and growth. Our plans for the Project following the Alta Mesa Acquisition are subject to numerous risks and uncertainties that may change at any time. We cannot assure you that our initiatives will be completed as anticipated or that the benefits we expect will be achieved on a timely basis or at all. Even if the Alta Mesa Acquisition is consummated, it may take longer than expected to achieve the anticipated benefits and growth and there is no guarantee that the Project will reach near-term production. If the Alta Mesa Acquisition is completed but the Project does not achieve the anticipated benefits and growth or reach near-term production, this may adversely affect the future financial results of the Company.

There May Be Potential Undisclosed Liabilities Associated With the Alta Mesa Acquisition

The Project has various potential liabilities relating to the conduct of its business prior to the acquisition, including, but not limited to, adequate identification of reclamation liabilities from prior operations, determination of sufficient financial assurance required by government agencies, and determination of accurate surface damages owed to the lessors. If the Alta Mesa Acquisition is consummated, we would assume these potential liabilities.

In connection with the Alta Mesa Acquisition, there may be liabilities that the Company failed to discover or was unable to accurately quantify in its due diligence, which it conducted prior to the execution of the Acquisition Agreement, and the Company may not be indemnified for some or all of these liabilities, which may negatively affect securityholders. The discovery of any material liabilities, or the inability to obtain full recourse for such liabilities, could have a material adverse effect on the Company’s business, financial condition or future prospects.

certain CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is, as of the date hereof, a summary of the principal Canadian federal income tax consequences generally applicable to persons who acquire, as beneficial owner, Units pursuant to this Offering and who, for the purposes of the Tax Act, acquire and hold the Unit Shares, Warrants and any Warrant Shares acquired on the exercise of the Warrants as capital property and deal at arm’s length and are not affiliated with the Company, the Underwriters and any subsequent purchaser of such securities (“Holders”). The Warrants and Common Shares will generally be considered to be capital property to a Holder thereof unless either the Holder holds or uses, or is deemed to hold or use, the Common Shares or Warrants in the course of carrying on a business of trading or dealing in securities or the Holder has acquired the Common Shares or Warrants in a transaction or transactions considered to be an adventure or concern in the nature of trade. For purposes of this summary, references to Common Shares include Unit Shares and Warrant Shares unless otherwise indicated.

This summary is based upon the current provisions of the Tax Act, counsels’ understanding of the current published administrative practices of the Canada Revenue Agency (the “CRA”) and proposed amendments to the Tax Act publicly announced by the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”). This summary assumes that the Proposed Amendments will be enacted as proposed but does not take into account or anticipate any other changes in law, or in the administrative policies or assessing practices of the CRA, whether by way of judicial, legislative or governmental decision or action, nor does it take into account provincial, territorial or foreign income tax considerations, which considerations may differ significantly from the Canadian federal income tax considerations discussed in this summary. No assurances can be given that the Proposed Amendments will be enacted as proposed, if at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed herein. If the Proposed Amendments are not enacted or otherwise implemented as presently proposed, the tax consequences may not be as described below in all cases.

This summary does not apply to Holders (i) that are “financial institutions” within the meaning of the “mark to market” rules contained in the Tax Act, (ii) that are “specified financial institutions” as defined in the Tax Act, (iii) an interest in which is a “tax shelter investment” as defined in the Tax Act, (iv) that have made a “functional currency” reporting election to report its “Canadian tax results” as defined in the Tax Act in a currency other than Canadian currency, (v) who have entered or will enter into a “derivative forward agreement” or a “synthetic disposition arrangement” in respect of the Unit Shares or Warrants, (vi) receives dividends on the Common Shares under or as part of a “dividend rental arrangement”, as defined in the Tax Act, or (vii) is a “foreign affiliate” (as defined in the Tax Act) of a taxpayer resident in Canada. Such Holders should consult with their own tax advisors with respect to an investment in Units. Additional considerations, not discussed herein, may be applicable to a Holder that is a corporation resident in Canada, and is, or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of the Units, controlled by a non-resident person or a group of non-resident persons that do not deal with each other at arm’s length for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act. Such Holders should consult their tax advisors with respect to the consequences of acquiring Units.

The following discussion of the income tax consequences is, therefore, of a general nature only and is not exhaustive of all the income tax consequences and is not intended to constitute income tax advice to any particular Holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Holders should consult their own income tax advisors for advice with respect to the tax consequences to them of acquiring Units pursuant to this Offering having regard to their own particular circumstances.

Currency Conversion

Holders are required to compute their income and gains for Canadian tax purposes in Canadian dollars. Therefore, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Common Shares or Warrants must be converted into Canadian dollars based on the exchange rate quoted by the Bank of Canada for the date such amounts arise or such other rate of exchange as is acceptable to the CRA.

Allocation of Cost

The total purchase price of a Unit to a Holder must be allocated on a reasonable basis between the Unit Share and the one-half of one Warrant to determine the cost of each to the Holder for purposes of the Tax Act.

For its purposes, the Company intends to allocate $2.9285 of the Offering Price as consideration for the issue of each Unit Share and $0.3215 of the Offering Price for the issue of each one-half of one Warrant. Although the Company believes that its allocation is reasonable, it is not binding on the CRA or the Holder and the CRA may not be in agreement with such allocation. Counsel to each of the Company and the Underwriters express no opinion with respect to the foregoing allocation. The Holder’s adjusted cost base (“ACB”) of the Unit Share comprising a part of each Unit will be determined by averaging the cost of the Unit Share with the ACB to such Holder of all Common Shares, if any, owned by the Holder as capital property immediately prior to such acquisition.

Exercise of Warrants

No gain or loss will be realized by a Holder upon the exercise of a Warrant to acquire a Warrant Share. When a Warrant is exercised, the Holder’s cost of the Warrant Share acquired thereby will be such Holder’s ACB of such Warrant and the exercise price paid for the Warrant Share. The Holder’s ACB of the Warrant Share so acquired will be determined by averaging such cost with the ACB to such Holder of all Common Shares (if any) owned by the Holder as capital property immediately prior to such acquisition.

Residents of Canada

This portion of the summary is generally applicable to a Holder who, for the purposes of the Tax Act, is resident or deemed to be resident in Canada at all relevant times (a “Resident Holder”). Certain Resident Holders whose Common Shares might not otherwise qualify as capital property may be entitled to make an irrevocable election pursuant to subsection 39(4) of the Tax Act to have such Common Shares, and every other “Canadian security” (as defined in the Tax Act) owned by such Resident Holder in the taxation year of the election and in all subsequent taxation years, deemed to be capital property. This election does not apply to the Warrants. Resident Holders should consult their own tax advisors for advice as to whether an election under subsection 39(4) of the Tax Act is available or advisable in their particular circumstances.

Expiry of Warrants

In the event of the expiry of an unexercised Warrant, a Resident Holder generally will realize a capital loss equal to the Resident Holder’s adjusted cost base of such Warrant. The tax treatment of capital losses of a Resident Holder is discussed in greater detail below under the heading “Residents of Canada — Disposition of Common Shares and Warrants”.

Taxation of Dividends

Dividends received or deemed to be received on Common Shares will be included in computing the Resident Holder’s income for the taxation year in which they are received or deemed to be received. In the case of an individual Resident Holder, (except in the case of certain trusts) such dividends will be subject to the gross-up and dividend tax credit rules normally applicable in respect of taxable dividends received from taxable Canadian corporations (as defined in the Tax Act). An enhanced gross-up and dividend tax credit will be available to individuals in respect of “eligible dividends” designated by the Company in accordance with the provisions of the Tax Act. There may be limitations on the ability of the Company to designate dividends as eligible dividends.

Dividends received or deemed to be received on Common Shares by a Resident Holder that is a corporation must be included in computing its income but generally will be deductible for that taxation year. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received or deemed to be received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations should consult their own tax advisors having regard to their own circumstances in computing its taxable income.

A Resident Holder that is a “private corporation” or a “subject corporation” (each as defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a tax (refundable in certain circumstances) on dividends received or deemed to be received on the Common Shares to the extent that such dividends are deductible in computing the Resident Holder’s taxable income for the taxation year.

Disposition of Common Shares and Warrants

Upon a disposition (or a deemed disposition) of a Common Share (other than a disposition to the Company that is not a sale in the open market in the manner in which shares would normally be purchased by any member of the public in an open market) or a Warrant (other than on the exercise thereof), a Resident Holder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of such Common Share or Warrant, as applicable, net of any reasonable costs of disposition, are greater (or are less) than the ACB of such Common Share or Warrant, as applicable, to the Resident Holder immediately before the disposition or deemed disposition.

A Resident Holder will generally be required to include in computing its income for the taxation year of disposition, one-half of the amount of any capital gain (a “taxable capital gain”) realized in such year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder will be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) against taxable capital gains realized in the taxation year of disposition. Allowable capital losses in excess of taxable capital gains for the taxation year of disposition may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.

The amount of any capital loss realized on the disposition or deemed disposition of Common Shares by a Resident Holder that is a corporation may, in certain circumstances, be reduced by the amount of dividends received or deemed to have been received by it on such shares or shares substituted for such shares to the extent and in the circumstances described by the Tax Act. Similar rules may apply where a Resident Holder that is a corporation is a member of a partnership or beneficiary of a trust that owns such shares, directly or indirectly, through a partnership or trust. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

A Resident Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) or a “substantive CCPC” (as proposed to be defined in the Tax Act pursuant to Proposed Amendments released by the Minister of Finance (Canada) on August 9, 2022) also may be liable to pay an additional refundable tax on its “aggregate investment income” for the year, which will include taxable capital gains.

Alternative Minimum Tax

Capital gains realized and dividends received or deemed to be received by a Resident Holder that is an individual (other than certain trusts) may result in such Resident Holder being liable for alternative minimum tax under the Tax Act. Such Resident Holders should consult their own tax advisors in this regard.

Non-Residents of Canada

The following portion of this summary is generally applicable to a Holder who, for purposes of the Tax Act and at all relevant times, is (i) neither resident nor deemed to be resident in Canada, and (ii) does not use or hold, and will not be deemed to use or hold, Common Shares or Warrants in a business carried on in Canada (a “Non-Resident Holder”).

This summary does not apply to a Non-Resident Holder that is an insurer that carries on (or is deemed to carry on) an insurance business in Canada and elsewhere or an “authorized foreign bank” (as defined in the Tax Act). Such Non-Resident Holders should consult their own advisors.

Taxation of Dividends

Subject to an applicable tax treaty or convention, dividends paid or credited, or deemed to be paid or credited, to a Non-Resident Holder on the Common Shares will be subject to Canadian withholding tax under the Tax Act at the rate of 25% of the gross amount of the dividend. Under the Canada-United States Tax Convention (1980), as amended (the “Treaty”), the rate of withholding tax on dividends paid or credited to a Non-Resident Holder who is resident in the United States for purposes of the Treaty, is the beneficial holder of the dividends and is fully entitled to benefits under the Treaty (in this summary, a “U.S. Holder”) is generally limited to 15% of the gross amount of the dividend (or 5% in the case of a U.S. Holder that is a company beneficially owning at least 10% of the Company’s voting stock). Non-Resident Holders should consult their own tax advisors in this regard.

Disposition of Common Shares and Warrants

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition or deemed disposition of a Common Share or Warrant, nor will capital losses arising therefrom be recognized under the Tax Act, unless the Common Share or Warrant (as applicable) is, or is deemed to be, “taxable Canadian property” of the Non-Resident Holder for the purposes of the Tax Act and the Non-Resident Holder is not entitled to an exemption pursuant to the terms of an applicable tax treaty or convention.

Generally, provided that the Common Shares are listed on a “designated stock exchange” (as defined in the Tax Act) (which currently includes the TSX-V) at the time of disposition, the Common Shares and Warrants generally will not constitute taxable Canadian property of a Non-Resident Holder at that time, unless at any time during the 60-month period immediately preceding the disposition, the following two conditions were satisfied concurrently: (i) 25% or more of the issued shares of any class or series of the capital stock of the Company were owned by or belonged to one or any combination of (a) the Non-Resident Holder, (b) persons with whom the Non-Resident Holder did not deal at arm’s length (for the purposes of the Tax Act), and (c) partnerships in which the Non-Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; and (ii) more than 50% of the fair market value of such shares was derived, directly or indirectly, from one or any combination of: (a) real or immovable property situated in Canada, (b) “Canadian resource property” (as defined in the Tax Act), (c) “timber resource property” (as defined in the Tax Act), or (d) options in respect of, or interests in or for civil law rights in any of, the foregoing property, whether or not such property exists. Notwithstanding the foregoing, a Common Share or Warrant may also be deemed to be “taxable Canadian property” in certain other circumstances. Non-Resident Holders should consult their own tax advisors as to whether their Common Shares or Warrants constitute “taxable Canadian property” in their own particular circumstances.

In cases where a Non-Resident Holder disposes (or is deemed to have disposed) of a Common Share or Warrant that is taxable Canadian property of that Non-Resident Holder, and the Non-Resident Holder is not entitled to an exemption under an applicable income tax treaty or convention, the consequences described above under the heading “Residents of Canada — Dispositions of Common Shares and Warrants” will generally be applicable to such disposition.

Non-Resident Holders whose Common Shares or Warrants are taxable Canadian property should consult their own tax advisors.

certain UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations that are likely to be relevant to the purchase, ownership and disposition of the Company’s Common Shares and Warrants by a U.S. Holder (as defined below). Because the Units will immediately separate into Common Shares and Warrants upon issuance, a U.S. Holder should be treated, for U.S. federal income tax purposes, as acquiring the underlying Common Shares and Warrants of the Unit.

This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended from time to time (the “Code”), Treasury regulations thereunder, and rulings and judicial interpretations thereof, in force as of the date hereof, and the Treaty. Those authorities may be changed at any time, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.

This summary is not a comprehensive discussion of all of the tax considerations that may be relevant to a particular investor’s decision to purchase, hold, or dispose of Common Shares or Warrants.

In particular, this summary is directed only to U.S. Holders that are initial purchasers of our Common Shares or Warrants and that own either of them as capital assets and does not address particular tax consequences that may be applicable to U.S. Holders who may be subject to special tax rules, such as banks, brokers or dealers in securities or currencies, traders in securities electing to mark to market, financial institutions, life insurance companies, tax-exempt entities, regulated investment companies, entities or arrangements that are treated as partnerships for U.S. federal income tax purposes (or partners therein), U.S. Holders that own or are treated as owning 10% or more of the Company’s stock by vote or value, persons holding Common Shares or Warrants as part of a hedging or conversion transaction or a straddle, or persons whose functional currency is not the U.S. dollar. Moreover, this summary does not address state, local or foreign taxes, the U.S. federal estate and gift tax, or the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. Holders, or alternative minimum tax consequences of acquiring, holding or disposing of Common Shares or Warrants.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds our Common Shares or Warrants, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partnership holding our Common Shares or Warrants and partners in such partnership are encouraged to consult their tax advisors as to the particular U.S. federal income tax consequences of purchase, ownership and disposition of our Common Shares or Warrants.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Common Shares or Warrants that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of such Common Shares or Warrants.

A U.S. Holder should consult its own tax advisor about the U.S. federal income tax consequences of the acquisition, ownership, and disposition of the Common Shares or Warrants, including the relevance to its particular situation of the considerations discussed below and any consequences arising under foreign, state, local or other tax laws.

Allocation of Purchase Price and Characterization of a Unit

There is no statutory, administrative or judicial authority directly addressing the treatment, for U.S. federal income tax purposes, of securities with terms substantially the same as a Unit, and, therefore, that treatment is not entirely clear. Because the Units will immediately separate into Common Shares and Warrants upon issuance, the acquisition of a Unit should be treated for U.S. federal income tax purposes as the acquisition of one Common Share and one-half of one Warrant, a whole one of which Warrant is exercisable to acquire one Common Share. The Company intends to treat the acquisition of a Unit in this manner and, by purchasing a Unit, you agree to adopt such treatment for U.S. federal income tax purposes. Each U.S. Holder of a Unit must allocate the purchase price paid by such U.S. Holder for such Unit between the one Common Share and one-half of one Warrant based on the relative fair market value of each at the time of issuance. For its purposes, the Company intends to allocate $2.9285 of the Offering Price as consideration for the issue of each Unit Share and $0.3215 of the Offering Price for the issue of each one-half of one Warrant. Although the Company believes that its allocation is reasonable, it is not binding on the Internal Revenue Service (the “IRS”), the courts or a U.S. Holder. Counsel to each of the Company and the Underwriters express no opinion with respect to the foregoing allocation. A U.S. Holder’s allocation of purchase price between Common Shares and

Warrants is not binding on the IRS or the courts, and no assurance can be given that the IRS or the courts will agree with a U.S. Holder’s allocation. Therefore, we urge each investor to consult its tax advisor regarding the determination of value for these purposes. A U.S. Holder’s initial tax basis in the Common Share and one-half of one Warrant should equal the portion of the issue price so allocated to such share or warrant.

The foregoing treatment of the Company’s Units, Common Shares and Warrants and a U.S. Holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each U.S. Holder is advised to consult its own tax advisor regarding the risks associated with an investment in a Unit (including alternative characterizations of a Unit) and regarding an allocation of the purchase price among the Common Shares and one-half of one Warrant. The balance of this discussion assumes that the characterization of the Units described above is respected for U.S. federal income tax purposes.

Taxation of Dividends

Subject to the discussion below under “Passive Foreign Investment Company Status,” the gross amount of any distribution of cash or property with respect to Common Shares (including any amount withheld in respect of Canadian taxes) that is paid out of the Company’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be includible in a U.S. Holder’s taxable income as ordinary dividend income on the day on which the U.S. Holder receives the dividend and will not be eligible for the dividends-received deduction allowed to corporations under the Code.

The Company does not expect to maintain calculations of its earnings and profits in accordance with U.S. federal income tax principles. U.S. Holders therefore should expect that distributions generally will be treated as dividends for U.S. federal income tax purposes.

For a U.S. Holder, dividends paid in a currency other than U.S. dollars generally will be includible in income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day the U.S. Holder receives the dividends. Any gain or loss on a subsequent sale, conversion or other disposition of such non-U.S. currency by such U.S. Holder generally will be treated as ordinary income or loss and generally will be income or loss from sources within the United States.

Subject to certain exceptions for short-term positions, the U.S. dollar amount of dividends received by an individual with respect to the Common Shares will be subject to taxation at a preferential rate if the dividends are “qualified dividend income.” Dividends paid on the Common Shares will be treated as qualified dividend income if:

•        the Common Shares are readily tradable on an established securities market in the United States or the Company is eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Treasury determines is satisfactory for purposes of this provision and that includes an exchange of information program; and

•        the Company was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a PFIC.

The Common Shares are listed on the New York Stock Exchange, and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. In addition, the U.S. Treasury has determined that the Treaty meets the requirements for reduced rates of taxation, and the Company believes it is eligible for the benefits of the Treaty. However, based on an analysis of the Company’s activities and income and assets, the Company believes that it was a PFIC for its taxable year ended December 31, 2021, and may continue to be classified as a PFIC for the taxable year ended December 31, 2022, the current taxable year and the foreseeable future. A U.S. Holder should consult its own tax advisor regarding the availability of the reduced dividend tax rate in light of its particular circumstances.

Subject to complex limitations and conditions, Canadian dividend withholding tax paid at the appropriate rate applicable to the U.S. Holder may be eligible for a credit against such U.S. Holder’s U.S. federal income tax liability. These generally applicable limitations and conditions include new requirements recently adopted by the IRS and any Canadian tax will need to satisfy these requirements in order to be eligible to be a creditable tax for a U.S. Holder. In the case of a U.S. Holder that is eligible for, and properly elects, the benefits of the Treaty, the Canadian tax on dividends will be treated as meeting the new requirements and therefore as a creditable tax. In the case of all other U.S. Holders, the application of these requirements to the Canadian tax on dividends is uncertain, and we have not determined whether these requirements have been met. If the Canadian dividend tax is not a creditable tax for a U.S. Holder or the U.S. Holder does not elect to claim a foreign tax credit for any foreign income taxes paid or accrued in the same taxable year, the U.S. Holder may be able to deduct the Canadian tax in computing such U.S. Holder’s taxable income for U.S. federal income tax purposes.

Dividend distributions will constitute income from sources without the United States and, for U.S. Holders that elect to claim foreign tax credits, generally will constitute “passive category income” for foreign tax credit purposes. However, if 50% or more of our equity (based on voting power or value) is treated as held by U.S. persons, we will be treated as a “United States-owned foreign corporation,” in which case dividends may be treated for foreign tax credit limitation purposes as “foreign source” income to the extent attributable to our non-U.S. source earnings and profits and as “U.S. source” income to the extent attributable to our U.S. source earnings and profits.

The availability and calculation of foreign tax credits and deductions for foreign taxes depend on a U.S. Holder’s particular circumstances and involve the application of complex rules to those circumstances. A U.S. Holder should consult its own tax advisor regarding the application of these rules to its particular situation.

Taxation of Dispositions of Common Shares and Warrants

Subject to the discussion below under “— Passive Foreign Investment Company Status,” upon a sale, exchange or other taxable disposition of the Common Shares or Warrants, U.S. Holders will realize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in the Common Shares or Warrants, as applicable, each as determined in U.S. dollars. Such gain or loss will be capital gain or loss, and will generally be long-term capital gain or loss if the Common Shares or Warrants have been held for more than one year. Long-term capital gain realized by a U.S. Holder that is an individual generally is subject to taxation at a preferential rate. The deductibility of capital losses is subject to limitations.

Capital gain or loss recognized by a U.S. Holder on the sale or other disposition of the Common Shares or Warrants generally will be U.S. source gain or loss for U.S. foreign tax credit purposes. A U.S. Holder should consult its own tax advisor regarding the application of the foreign tax credit rules to a sale or other disposition of the Common Shares and Warrants.

Exercise or Lapse of a Warrant

Subject to the PFIC rules discussed below, a U.S. Holder generally will not recognize gain or loss upon the exercise of a Warrant for cash. A U.S. Holder’s tax basis in a Common Share acquired pursuant to the exercise of a Warrant for cash generally will equal to the sum of the U.S. Holder’s tax basis in the Warrant (that is, the portion of the U.S. Holder’s purchase price for the Units that is allocated to the Warrant, as described above under “Allocation of Purchase Price and Characterization of a Unit”) and the exercise price. It is unclear whether a U.S. Holder’s holding period for the Common Shares will commence on the date of exercise of the Warrant or on the day following the date of exercise of the Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Warrant.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of Common Shares for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of the Securities being Distributed — Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Warrants would, however, be treated as receiving a constructive distribution from the Company if, for example, the adjustment increases such U.S. Holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of Common Shares that would be obtained upon exercise or through a decrease to the exercise price) as a result of a distribution of cash or other property to the U.S. Holders of our Common Shares which is taxable to the U.S. Holders of such Common Shares as described under “Taxation of Dividends” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the Warrants received a cash distribution from the Company equal to the fair market value of such increased interest.

Passive Foreign Investment Company Status

A foreign corporation will be considered a PFIC for any taxable year in which (1) 75% or more of its gross income is “passive income” under the PFIC rules or (2) 50% or more of the average quarterly value of its assets produce (or are held for the production of) “passive income.” In general, “passive income” includes dividends, interest, certain rents and royalties and certain gains, including the excess of gains over losses from certain commodities transactions. Net gains from commodities transactions generally are treated as passive income unless such gains are active business gains from the sale of commodities and “substantially all” of the corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in a trade or business. Moreover, for purposes of determining if the foreign corporation is a PFIC, if the foreign corporation owns, directly or indirectly, at least 25%, by value, of the shares of another corporation, it will be treated as if it directly holds its proportionate share of the assets and receives directly its proportionate share of the income of such other corporation. If a corporation is treated as a PFIC with respect to a U.S. Holder for any taxable year, the corporation will continue to be treated as a PFIC with respect to that U.S. Holder in all succeeding taxable years, regardless of whether the corporation continues to meet the PFIC requirements in such years, unless certain elections are made.

The determination as to whether a foreign corporation is a PFIC is based on the application of complex U.S. federal income tax rules, which are subject to differing interpretations, and the determination will depend on the composition of the income, expenses and assets of the foreign corporation from time to time and the nature of the activities performed by its officers and employees. Based on an analysis of the Company’s activities and income and assets, the Company believes that it was a PFIC for its taxable year ended December 31, 2021, and may continue to be classified as a PFIC for the taxable year ended December 31, 2022, the current taxable year and the foreseeable future. The Company’s status as a PFIC in any taxable year, however, requires a factual determination that can only be made annually after the close of each taxable year. Consequently, there can be no assurance as to whether the Company will or will not be classified as a PFIC for the current taxable year or for any future taxable year.

If the Company is classified as a PFIC, a U.S. Holder that does not make any of the elections described below would be required to report any gain on the disposition of the Common Shares or Warrants as ordinary income, rather than as capital gain, and to compute the tax liability on the gain and any “Excess Distribution” (as defined below) received in respect of Common Shares or Warrants as if such items had been earned ratably over each day in the U.S. Holder’s holding period (or a portion thereof) for Common Shares or Warrants. The amounts allocated to the taxable year during which the gain is realized or distribution is made, and to any taxable years in such U.S. Holder’s holding period that are before the first taxable year in which the Company is treated as a PFIC with respect to the U.S. Holder, would be included in the U.S. Holder’s gross income as ordinary income for the taxable year of the gain or distribution. The amount allocated to each other taxable year would be taxed as ordinary income in the taxable year during which the gain is realized or distribution is made at the highest tax rate in effect for the U.S. Holder in that other taxable year and would be subject to an interest charge as if the income tax liabilities had been due with respect to each such prior year. For purposes of these rules, gifts, exchanges pursuant to corporate reorganizations and use of Common Shares or Warrants as security for a loan may be treated as a taxable disposition of Common Shares or Warrants. An “Excess Distribution” is the amount by which distributions during a taxable year in respect of a common share exceed 125% of the average amount of distributions in respect thereof during the three preceding taxable years (or, if shorter, the U.S. Holder’s holding period for Common Shares).

Certain additional adverse tax rules will apply to a U.S. Holder for any taxable year in which the Company is treated as a PFIC with respect to such U.S. Holder and any of the Company’s subsidiaries is also treated as a PFIC (a “Subsidiary PFIC”). In such a case, the U.S. Holder generally will be deemed to own its proportionate interest (by value) in any Subsidiary PFIC and be subject to the PFIC rules described above with respect to the Subsidiary PFIC regardless of such U.S. Holder’s percentage ownership in us.

The adverse tax consequences described above may be mitigated if a U.S. Holder makes a timely “qualified electing fund” election (“QEF Election”), with respect to its interest in the PFIC. Consequently, if the Company is classified as a PFIC, it may be advantageous for a U.S. Holder to elect to treat us as a “qualified electing fund” with respect to such U.S. Holder in the first year in which it holds Common Shares (but not Warrants). If a U.S. Holder makes a timely QEF Election with respect to the Company and the necessary information is provided by the Company, the electing U.S. Holder would be required in each taxable year that the Company is considered a PFIC to include in gross income (i) as ordinary income, the U.S. Holder’s pro rata share of the ordinary earnings of the Company and (ii) as capital gain, the U.S. Holder’s pro rata share of the net capital gain (if any) of the Company, whether or not the ordinary earnings or net capital gain are distributed. An electing U.S. Holder’s basis in Common Shares will be increased to reflect the amount of any taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in Common Shares and will not be taxed again as distributions to the U.S. Holder.

A QEF Election made with respect to the Company will not apply to any Subsidiary PFIC; a QEF Election must be made separately for each Subsidiary PFIC (in which case the treatment described above would apply to such Subsidiary PFIC). If a U.S. Holder makes a timely QEF Election with respect to a Subsidiary PFIC, it would be required in each taxable year to include in gross income its pro rata share of the ordinary earnings and net capital gain of such Subsidiary PFIC, but may not receive a distribution of such income. Such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge (which would not be deductible for U.S. federal income tax purposes if the U.S. Holder were an individual). Based on an analysis of our subsidiaries’ activities and income and assets, the Company believes that Azarga Uranium Corp. was a PFIC for its taxable year ended December 31, 2021, and may be classified as a Subsidiary PFIC for the taxable year ended December 31, 2022, the current taxable year and the foreseeable future.

The U.S. federal income tax on any gain from the disposition of Common Shares or from the receipt of Excess Distributions may be greater than the tax if a timely QEF Election is made. For any taxable year in which the Company is a PFIC and provides to U.S. Holders a “PFIC Annual Information Statement” for such taxable year with respect to the Company (and, if applicable, with respect to any Subsidiary PFIC), U.S. Holders may use that PFIC Annual Information Statement for purposes of complying with the reporting requirements applicable to a QEF Election with respect to the Company and, if applicable, any Subsidiary PFIC. The Company has provided its U.S. Holders with a PFIC Annual Information Statement for the Company and for Azarga Uranium Corp. for the 2021 taxable year and may continue to do so for the 2022, 2023 and future taxable years. However, no assurance can be given that the Company or any Subsidiary PFIC will provide a PFIC Annual Information Statement for any current or future taxable year in which it may be a PFIC.

If a U.S. Holder does not make a QEF Election effective from the first taxable year of a U.S. Holder’s holding period for the Common Shares in which the Company is a PFIC (or a mark-to-market election, as discussed below), then the U.S. Holder generally will remain subject to the adverse tax consequences described above. A U.S. Holder that first makes a QEF Election in a later year may avoid the continued application of the adverse tax consequences described above to its Common Shares by making a “deemed sale” election. In that case, the U.S. Holder will be deemed to have sold the Common Shares at their fair market value on the first day of the taxable year in which the QEF Election becomes effective, and any gain from such deemed sale would be subject to the adverse tax consequences described above. As a result of the “deemed sale” election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the Common Shares.

It is not entirely clear how various aspects of the PFIC rules apply to the Warrants. However, a U.S. Holder may not make a QEF Election with respect to its Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such Warrants (other than upon exercise of such Warrants) and the Company was a PFIC at any time during the U.S. Holder’s holding period of such Warrants, any gain recognized generally will be subject to the adverse tax consequences described above.

If a U.S. Holder that exercises such Warrants properly makes and maintains a QEF Election with respect to the newly acquired Common Shares (or has previously made a QEF Election with respect to Common Shares previously held by such U.S. Holder), the QEF Election will apply to the newly acquired Common Shares. Notwithstanding such QEF Election, the rules relating to “excess distributions” discussed above, adjusted to take into account the current income inclusions resulting from the QEF Election, will continue to apply with respect to such newly acquired Common Shares (which under proposed Treasury regulations will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Warrants), unless the U.S. Holder makes a “deemed sale” election under the PFIC rules. A U.S. Holder is urged to consult its tax advisor as to the application of the rules governing “deemed sale” elections to its particular circumstances.

Alternatively, if the Company was to be classified as a PFIC, a U.S. Holder could also avoid certain of the rules described above by making a mark-to-market election (a “Mark-to-Market Election”), instead of a QEF Election, provided the Common Shares are treated as regularly traded on a qualified exchange or other market within the meaning of the applicable Treasury regulations. However, a U.S. Holder will not be permitted to make a Mark-to-Market Election with respect to a Subsidiary PFIC. Currently, a Mark-to Market election may not be made with respect to

Warrants. A U.S. Holder should consult its own tax advisor regarding the potential availability and consequences of a Mark-to-Market Election, as well as the advisability of making a protective QEF Election in case the Company is classified as a PFIC in any taxable year.

During any taxable year in which the Company or any Subsidiary PFIC is treated as a PFIC with respect to a U.S. Holder, the U.S. Holder generally must file IRS Form 8621. A U.S. Holder should consult its own tax advisor concerning annual filing requirements.

The rules dealing with PFICs, QEF Elections and the Mark-to-Market Election are complex and are affected by various factors in addition to those described above. Accordingly, an investor should consult its own tax advisor concerning the application of the PFIC rules to Common Shares and Warrants under its particular circumstances.

Foreign Financial Asset Reporting

Certain U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of US$50,000 on the last day of the taxable year, or US$75,000 at any time during the taxable year, are generally required to file an information statement along with their tax returns, currently on IRS Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer that are not held in accounts maintained by financial institutions. The understatement of income attributable to “specified foreign financial assets” in excess of US$5,000 extends the statute of limitations with respect to the tax return to six years after the return was filed. A U.S. Holder who fails to report the required information could be subject to substantial penalties. A prospective investor is encouraged to consult with its own tax advisor regarding the possible application of these rules, including the application of the rules to its particular circumstances.

Backup Withholding and Information Reporting

Dividends paid on, and proceeds from the sale or other disposition of, the Common Shares or Warrants to a U.S. Holder generally may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. Holder provides an accurate taxpayer identification number and makes any other required certification or otherwise establishes an exemption. Backup withholding is not an additional tax.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.

A holder that is not a U.S. Holder may be required to comply with certification and identification procedures in order to establish its exemption from information reporting and backup withholding.

LEGAL MATTERS

Certain legal matters related to the securities offered by this Prospectus will be passed upon on the Company’s behalf by Morton Law LLP, with respect to matters of Canadian law, Hunton Andrews Kurth LLP, with respect to matters of U.S. securities and tax law, and Legacy Tax + Trust Lawyers, with respect to matters of tax law. Certain legal matters relating to the Offering and this Prospectus will be passed upon by Cassels Brock & Blackwell LLP, with respect to matters of Canadian law, and Skadden, Arps, Slate, Meagher & Flom LLP with respect to matters of U.S. law on behalf of the Underwriters. As of the date of this Prospectus, the partners and associates of Morton Law LLP, Hunton Andrews Kurth LLP and Cassels Brock & Blackwell LLP, and the directors and shareholders of Legacy Tax + Trust Lawyers, each as a group, beneficially own, directly or indirectly, less than 1% of the outstanding Common Shares.

ENFORCEABILITY OF LIABILITIES

Civil Liabilities

The Company is incorporated under the BCBCA. We have appointed an agent for service of process in the United States (as set forth below), but it may be difficult for holders of securities who reside in the United States to effect service within the United States upon individuals who are not residents of the United States. It may also be difficult for holders of securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Company’s civil liability under the United States federal securities laws. The Company has been advised that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States, would likely be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. The Company has also been advised, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of the liability predicated solely upon U.S. federal securities laws.

The Company has filed with the SEC, concurrently with our registration statement on Form F-10 of which this prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed Cogency Global Inc., as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a U.S. court arising out of or related to or concerning the offering of securities under this Prospectus.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Shares is Computershare Trust Company of Canada at its principal office in Vancouver, British Columbia located at 510 Burrard Street, 3rd Floor, Vancouver, British Columbia, V6C 3B9.

INTERESTS OF EXPERTS

The auditors of the Company, Davidson & Company LLP (“Davidson”), prepared an independent auditor’s report in respect of the audited financial statements of the Company for the years ended December 31, 2021 and 2020. Davidson has advised the Company that they are independent of the Company within the context of the CPA Code of professional conduct of the Chartered Professional Accountants of British Columbia.

The former auditors of Azarga, BDO Canada LLP (“BDO”), prepared an independent auditor’s report in respect of the audited financial statements of Azarga for the years ended December 31, 2020 and 2019 and as of March 25, 2021. BDO has advised the Company that they are independent of Azarga within the context of the CPA Code of professional conduct of the Chartered Professional Accountants of British Columbia.

The following are the qualified persons involved in preparing the NI 43-101 technical reports or who certified a statement, report or valuation from which certain scientific and technical information relating to enCore’s material mineral projects contained in this Prospectus or in documents incorporated by reference herein has been derived, and in some instances extracted from:

•        Douglas L. Beahm, P.E., P.G., BRS Inc. and Terence P. McNulty, PE, PHD, McNulty and Associates prepared the report entitled “Marquez-Juan Tafoya Uranium Project” dated and with an effective date of June 9, 2021;

•        Douglas L. Beahm, P.E., P.G., Carl Warren, P.E., P.G., and W. Paul Goranson, P.E. prepared the Crownpoint and Hosta Butte Technical Report entitled “Crownpoint and Hosta Butte Uranium Project, McKinley County, New Mexico, USA Mineral Resources Technical Report” dated and with an effective date of February 25, 2022 and a revision date of March 16, 2022;

•        Ray Moores, P.E. of Western Water Consultants Inc. and Steve Cutler, P.G. of Roughstock Mining Services, LLC prepared the report entitled “NI 43-101 Technical Report, Preliminary Economic Assessment, Gas Hills Uranium Project, Fremont And Natrona Counties, Wyoming, USA” dated August 10, 2021 with an effective date of June 28, 2021;

•        Matthew Yovich, P.E. of Woodard & Curran and Steve Cutler, P.G. of Roughstock Mining Services, LLC prepared the report entitled “NI 43-101 Technical Report Preliminary Economic Assessment Dewey-Burdock Uranium ISR Project South Dakota, USA” dated December 22, 2020 and effective as of December 3, 2019; and

•        Douglas Beahm, P.E., P.G. of BRS Inc. prepared the report entitled “Technical Report Summary for the Alta Mesa Uranium Project, Brooks and Jim Hogg Counties, Texas, USA” dated effective January 19, 2023.

Technical information not contained in the technical reports above but disclosed in this Prospectus, including but not limited to under the heading “Use of Proceeds” herein, or in documents incorporated by reference herein, was reviewed and approved by Paul Goranson, MSc, P.E., a qualified person under NI 43-101, and the Chief Executive Officer of the Company.

The named experts above in connection with the preparation of the NI 43-101 Technical Report held, directly or indirectly, less than one percent of the issued and outstanding common shares of enCore or Azarga, as applicable, at the time of the preparation of the above-noted technical reports.

SCHEDULE “A”

EXTRACT FROM THE EXECUTIVE SUMMARY SECTION OF THE ALTA MESA TECHNICAL REPORT

This Schedule “A” contains the executive summary from the Alta Mesa Technical Report and does not purport to be a complete summary of the Alta Mesa Project and is subject to all of the assumptions, qualifications and procedures set out in the Alta Mesa Technical Report and is qualified in its entirety with reference to the full text of the Alta Mesa Technical Report, which is incorporated by reference herein. All statements herein are expressly made as at the effective date of the Alta Mesa Technical Report. All references herein to tables, figures, and sections are those as included in the Alta Mesa Technical Report. Readers should read the summary in this Schedule “A” in conjunction with the Alta Mesa Technical Report which is available electronically under the profile of the Company at www.sedar.com.

This Technical Report has been prepared for enCore Energy Corp. (“enCore”) by BRS Inc. for the Alta Mesa Uranium Project (“the Project”), located in Brooks and Jim Hogg Counties, Texas, USA and is based on and supersedes previous NI 43-101 Technical Reports by independent geologic mining consultant Douglas Beahm, PE, Principal Engineer for BRS Engineering Inc. (BRS) on the project.

Mr. Beahm is an independent consultant and Principal Engineer of BRS Inc. This Technical Report is prepared pursuant to the requirements of the Canadian Securities Administrators National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining (CIM) Best Practice Guidelines for the Estimation of Mineral Resources and Mineral Reserves (“CIM standards”).

enCore is incorporated in British Columbia, Canada. enCore Energy US Corp., a US-based subsidiary, is a uranium development and exploration company, with projects located in Colorado, Utah, Arizona, Wyoming, Texas and New Mexico. enCore is currently advancing its production capacity in South Texas at its Rosita Project, one of the two licensed uranium production facilities it owns in South Texas. Additionally, through its subsidiary, Azarga Uranium Corp. it owns a licensed in-situ uranium recovery project located in South Dakota. enCore is listed on the OTCQB (symbol ENCUF), and the TSX Venture Exchange (symbol EU) and is subject to the disclosure requirements of NI 43-101. All costs and prices are listed in US dollars (US$).

The Alta Mesa Uranium Project, (the Project) is an in-situ recovery (ISR) mining project, and past producer consisting of two distinct properties; the Alta Mesa property, which is composed of the Alta Mesa mine area and processing facility, South Alta Mesa (SAM) and Indigo Snake. The second property is Mesteña Grande, which is composed of Mesteña Grande Goliad (MGG) Mesteña Grande North (MGN), Mesteña Grande Central (MGC), Mesteña Grande Alta Vista (MGAV), and El Sordo. The Project’s central processing facility and mine office are located at the Alta Mesa property approximately 11 miles west of the intersection of US 281 and Ranch Road 755, which is also 22 miles south of Falfurrias, Texas. Figure 4-1 shows the location of both properties making up the project in South Texas.

The Project is located within a portion of the private land holdings of the Jones Ranch, founded in 1897 and includes surface and mineral rights as well as oil and gas and other minerals including uranium. Active uses of the lands in addition to uranium exploration and production activities include agricultural use (cattle), oil and gas development, and private hunting. Previous owners include Chevron Minerals, Total Minerals, Cogema, Uranium Resources Inc., Mesteña Uranium LLC (MULLC), formed by landowners, and Energy Fuels Inc,. In 2016, Energy Fuels, Inc. acquired the Project from MULLC. In November 2022, enCore and a subsidiary of Energy Fuels Inc. executed a Membership Interest Purchase Agreement whereby enCore agreed to acquire four limited liability companies that together hold 100% of the Project. Section 6.2 (Ownership History) discusses this in more detail.

The Project consists of Uranium Mining Leases for uranium ISR mining (4,598 acres) and Mineral Options (195,501 acres) comprising some 200,099 total acres consisting of acreage associated with currently approved mining permits issued by the Texas Commission on Environmental Quality (TCEQ) and 9 prospect areas as described in Section 4.2.

The Project produced approximately 4.6 million pounds of uranium oxide between 2005 and 2013 via in-situ recovery (ISR) mining using an alkaline lixiviant and is processed at a plant located in Alta Mesa. The facility was in production from 2005 until primary production ceased February 2013. The Project operated in a groundwater clean-up mode until February 2015; therefore, any uranium mined since 2013 remains as in-circuit inventory. The first wellfield (PAA-1) has completed final groundwater restoration and was approved by the Texas Commission on Environmental Quality in March 2018. All other wellfields are being maintained by a small bleed (less than 100 gpm) for permit compliance. The bleed solutions are disposed of in the deep disposal wells.

Mineralization within the South Texas Uranium Province is interpreted to be dominantly roll-front type mineralization and primarily of epigenetic origin (Finch, 1996). Roll-fronts are formed along an interface between oxidizing groundwater solutions which encounter reducing conditions within the host sandstone unit. This boundary between oxidizing and reducing conditions is often referred to as the Reduction/Oxidation (REDOX) interface or front.

This report provides estimates of Mineral Resources within the Project area. Only the Alta Mesa property has had previous ISR mining. No preliminary economic assessment, pre-feasibility study or feasibility study has been completed to NI 43-101 standards; and, no mineral reserves are stated in this report.

Exploration Target(s) have been identified within the project areas and the range of possible quantity and grade of mineralization as discussed in Section 24 of this report.

The current Mineral Resource estimate for the Project is summarized in Table 1-1.

Table 1-1 Alta Mesa and Mesteña Grande Mineral Resource Summary

Classification	COG (G.T.)	Area	Tonnage	Grade (% UO)	Contained Metal (lbs. UO)
Measured	0.3	Alta Mesa	54,000	0.152	164,000
Total Measured	0.3		54,000	0.152	164,000
Indicated	0.3	Alta Mesa	1,397,000	0.106	2,959,000
	0.3	Mesteña Grande	119,000	0.120	287,000
Total Indicated	0.3		1,516,000	0.107	3,246,000
Total Measured & Indicated	0.3		1,570,000	0.109	3,410,000
Inferred	0.3	Alta Mesa	1,263,000	0.126	3,192,000
	0.3	Mesteña Grande	5,733,000	0.119	13,601,000
Total Inferred	0.3		6,996,000	0.120	16,793,000

____________

Notes:

1.       NI 43-101 and CIM definitions were followed for all Mineral Resource categories.

2.       Mineral Resources are estimated at a 0.3 GT (0.02% UO minimum grade)

3.       Mineral Resources are estimated using a long-term Uranium price of US$70 per pound

4.       Total measured Mineral Resource is that portion of the in-place or in situ Mineral Resources that is estimated to be recoverable within existing wellfields. Wellfield recovery factors have not been applied to indicated and inferred Mineral Resources but were considered in establishing the minimum GT cutoff with respect to reasonable prospects for future economic extraction.

5.       Bulk density is 0.0588 tons/ft3 (17.0 ft3/ton)

6.       Mineral Resources that are not mineral reserves do not have demonstrated economic viability.

7.       Numbers may not add due to rounding

Conclusions

The author considers the data and information available for this report to be accurate and reliable for the purposes of estimating Mineral Resources for the Project. Significant Mineral Resources remain within the Project area which may be tributary to the Alta Mesa central processing facility which is licensed and operated continuously from 2005 until production standby in February 2013.

Mineral Resources have been estimated for both the Alta Mesa and Mesteña Grande areas in accordance with NI 43-101 and CIM standards and definitions and are summarized in Table 1-1 in the measured, indicated and inferred mineral resource category.

The author considered the risks to put the Alta Mesa portion of the Project into production are low since all permit for operating are in place and is tributary to the existing Alta Mesa ISR production facility, which is licensed to operate. For each new wellfield a production area authorization (PAA) permit will need to be obtained through the permitting process with TCEQ. The Mesteña Grande portion of the Project, which will operate as a satellite facility to the Alta Mesa ISR facility, will require the permitting and construction of a satellite facility and wellfields prior to operations.

The Project does have some risks similar in nature to other mining projects and uranium mining projects specifically, including:

•        Future commodity demand and pricing;

•        Environmental and political acceptance of the project;

•        Variance in capital and operating costs; and

•        Mine and mineral processing recovery and dilution.

There is a risk that additional drilling may not locate additional Mineral Resources and that mineralization may not be found or may not be continuous along the REDOX boundary and that the actual grade times thickness (GT) along the trends will fall outside the estimated range, either higher or lower. A substantial portion of the Mineral Resource is based on wide-spaced drilling and has been classified as inferred. Inferred Mineral Resources are too speculative to have economic considerations applied to them which would enable them to be categorized as mineral reserves. Inferred Mineral Resources can be assessed in the context of a Technical Report which is allowed under NI 43-101 standards, the latter as a Preliminary Economic Assessment (PEA). The tonnages, grades, and contained pounds of uranium, as stated in this report, for exploration targets should not be construed to reflect a estimated Mineral Resource (inferred, indicated, or measured). The potential quantities and grades for exploration targets, as stated in this report, are conceptual in nature, and there has been insufficient work to date to define a NI 43-101 compliant resource. Furthermore, it is uncertain if additional exploration will result in any of the exploration targets being delineated as a Mineral Resource.

The author is not aware of any environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors which would materially affect the Mineral Resource estimates presented in this report. To the author’s knowledge there are no other significant factors that may affect access, title, or the right or ability to perform work on the property provided the conditions of all mineral leases and options, and relevant operating permits and licenses, are met. The reader is cautioned that additional drilling may or may not result in discovery of an economic Mineral Resource on the property.

Recommendations

A phased project approach is recommended. Phase 1 would include delineation of the PAA7 and PAA8 mineral resource areas. These areas are within the aquifer exemption area and proximate to the Alta Mesa facility. Phase 1 would include some rehabilitation and modernization of the facility and preparation of a Potential Economic Assessment (PEA). Phase 2 would include wellfield planning, installation of baseline monitor wells, hydrologic studies and related activities to advance permitting of the wellfields. Phase 2 would include a Preliminary Feasibility Study (PFS). Phase 2 would be contingent on the outcome of Phase 1 and favorable market conditions.

Phase 1 — Delineation of the PAA7 and PAA8 Mineral Resource Areas:

Phase 1a Delineation Drilling: PAA7 is reasonably well delineated and is permitted and has baseline monitor wells in place. Additional Forty additional exploration drill holes are recommended. PAA8 requires an estimated 330 exploration drill holes. Drilling costs for the project have been estimated on a per hole basis in two categories.

•        Exploration drilling including all costs for site preparation, drilling, geophysical logging, drill hole abandonment and sealing, and site reclamation. Estimated cost per each $4,800.00 USD.

•        Cased exploration wells including all costs for site preparation, drilling, geophysical logging, casing and screening, and site reclamation. Estimated cost per each $16,000.00 USD.

Phase 1b Facility Rehab: In preparation for restarting the processing facility, rehabilitation and modernization of the facility is recommended. This work would be necessary to fully evaluate the operational readiness of the facility and determine if any additional components would need rehabilitation or replacement.

Phase 1c PEA: Following the completion of phase 1a and 1b, it is recommended that the mineral resources within PAA7 and PAA8 will be re-evaluated, and a PEA prepared for the project.

Total costs are estimated at $2,856,000.00 USD as summarized in Table 26.1.

Phase 2 — Permitting and Economic Evaluation:

Phase 2 is contingent on the outcome of Phase 1 and favorable market conditions. Phase 2 includes,

•        Completion of cased wells for hydrological assessment and determination of baseline water quality for PAA8,

•        Permitting and related studies of the PAA8 wellfield,

•        Completion of a PFS.

Total costs are estimated at $1,340,000.00 as summarized in Table 26.2.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

enCore Energy Corp. (“we”, “us” or “the Company”) is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, we may, subject to Section 163 of the Act:

(1)    indemnify an individual who:

•        is or was a director or officer of the Company;

•        is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of the Company; or (ii) at our request, or

•        at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

(2)    after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding.

“proceeding” includes any legal proceeding or investigative action, whether current, threatened , pending or completed.

Under Section 161 of the Act, and subject to Section 163 of the Act, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable under Section 160(a) of the Act, or pay the expenses of an eligible party in respect of that proceeding under Sections 160(b), 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•        if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•        if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•        if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Company or the associated corporation, as the case may be;

•        in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful; or

•        if an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable under Section 160(a) of the Act, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, and despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, on application of the Company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•        order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•        order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•        order the enforcement of, or payment under, an agreement of indemnification entered into by us;

•        order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

•        make any other order the court considers appropriate.

Section 165 of the Act provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation.

Under our articles, and subject to the Act, we must indemnify a director, former director or alternate director and his or her heirs and personal or other legal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and officer is deemed to have contracted with the Company on the terms of the indemnity contained in our articles.

Under our articles, and subject to the Act, we may agree to indemnify and may indemnify any person (including an eligible party). We have entered into indemnity agreements with our directors and officers.

Pursuant to our articles, the failure of a director, alternate director or officer to comply with the Act or our articles does not, of itself, invalidate any indemnity to which he or she is entitled under our articles.

Under our articles, we may purchase and maintain insurance for the benefit of a person (or his or her heirs or legal personal representatives) who:

•        is or was a director, alternate director, officer, employee or agent of the Company;

•        is or was a director, alternate director, officer, employee or agent of another corporation at a time when such corporation is or was an affiliate of the Company, or

•        at our request, is or was, or holds or held a position equivalent to that of, a director, alternate director or officer of a corporation or a partnership, trust, joint venture or other unincorporated entity, against any liability incurred by him or her as a director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

Insofar as indemnification for liabilities arising under the United States Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the United States Securities Act of 1933 and is therefore unenforceable.

The exhibits listed in the exhibit index, appearing elsewhere in this Registration Statement, have been filed as part of this Registration Statement.

EXHIBIT INDEX

Exhibit Number	Description
3.1*	Underwriting Agreement
3.2	Term Sheet (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K filed with the Commission on January 25, 2023)
4.1

Material Change Report dated December 12, 2022 (incorporated by reference to Exhibit 99.168 to Amendment No. 2 to the Registrant’s Registration Statement on Form 40-F, filed with the Commission on January 13, 2023)

4.2

Amended and Restated Interim Consolidated Financial Statements as of and for the nine months ended September 30, 2022 and 2021 (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K, filed with the Commission on January 23, 2023)

4.3

Amended and Restated Management’s Discussion & Analysis for the nine months ended September 30, 2022 and 2021 (incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K, filed with the Commission on January 23, 2023)

4.4

Material Change Report dated November 14, 2022 (incorporated by reference to Exhibit 99.161 to Amendment No. 2 to the Registrant’s Registration Statement on Form 40-F, filed with the Commission on January 13, 2023)

4.5

Material Change Report dated September 15, 2022 (incorporated by reference to Exhibit 99.155 to Amendment No. 1 to the Registrant’s Registration Statement on Form 40-F, filed with the Commission on September 29, 2022)

4.6

Annual Information Form for the year ended December 31, 2021 (incorporated by reference to Exhibit 99.142 to the Registrant’s Registration Statement on Form 40-F, filed with the Commission on August 30, 2022)

4.7	Material Change Report dated June 1, 2022 (incorporated by reference to Exhibit 99.136 to the Registrant’s Registration Statement on Form 40-F, filed with the Commission on August 30, 2022)
4.8	Material Change Report dated May 30, 2022 (incorporated by reference to Exhibit 99.134 to the Registrant’s Registration Statement on Form 40-F, filed with the Commission on August 30, 2022)
4.9

Management Information Circular for the Annual General Meeting of Shareholders dated May 13, 2022 (incorporated by reference to Exhibit 99.126 to the Registrant’s Registration Statement on Form 40-F, filed with the Commission on August 30, 2022)

4.10	Material Change Report dated May 3, 2022 (incorporated by reference to Exhibit 99.123 to the Registrant’s Registration Statement on Form 40-F, filed with the Commission on August 30, 2022)
4.11

Audited Consolidated Financial Statements as of and for the years ended December 31, 2021 and 2020 (incorporated by reference to Exhibit 99.115 to the Registrant’s Registration Statement on Form 40-F, filed with the Commission on August 30, 2022)

4.12

Management’s Discussion & Analysis for the twelve months ended December 31, 2021 and 2020 (incorporated by reference to Exhibit 99.118 to the Registrant’s Registration Statement on Form 40-F, filed with the Commission on August 30, 2022)

4.13	Material Change Report dated March 25, 2022 (incorporated by reference to Exhibit 99.111 to the Registrant’s Registration Statement on Form 40-F, filed with the Commission on August 30, 2022)
4.14	Technical Report dated January 19, 2023

Exhibit Number	Description
4.15	Material Change Report dated March 2, 2022 (incorporated by reference to Exhibit 99.98 to the Registrant’s Registration Statement on Form 40-F, filed with the Commission on August 30, 2022)
4.16	Material Change Report dated March 2, 2022 (incorporated by reference Exhibit 99.99 to the Registrant’s Registration Statement on Form 40-F, filed with the Commission on August 30, 2022)
4.17	Business Acquisition Report filed February 14, 2022 (incorporated by reference to Exhibit 99.79 to the Registrant’s Registration Statement on Form 40-F, filed with the Commission on August 30, 2022)
4.18	Material Change Report dated January 6, 2022 (incorporated by reference to Exhibit 99.75 to the Registrant’s Registration Statement on Form 40-F, filed with the Commission on August 30, 2022)
5.1	Consent of Davidson & Company LLP
5.2	Consent of BDO Canada LLP
5.3**	Consent of W. Paul Goranson, P.E.
5.4**	Consent of Ray Moores, P.E
5.5**	Consent of Steve Cutler, P.G.
5.6**	Consent of Matthew Yovich, P.E
5.7**	Consent of Terence P. McNulty, D. Sc., P.E., Ph. D
5.8**	Consent of Douglas L. Beahm, P.E., P.G.
5.9**	Consent of Carl Warren, P.E., P.G
6.1**	Power of Attorney
7.1*	Form of Warrant Indenture
107	Filing Fee Table

____________

*        To be filed by amendment

**      Previously filed

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.       Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.       Consent to Service of Process

A written Appointment of Agent for Service of Process and Undertaking on Form F-X for the Registrant and its agent for service of process was filed concurrently with the initial filing of this Registration Statement. Any change to the name or address of the agent for service of process of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement on Form F-10.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corpus Christi, Texas, Country of United States, on January 25th, 2023.

enCore Energy Corp.
By:	/s/ W. Paul Goranson
	Name:	W. Paul Goranson
	Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Signature	Capacity	Date
/s/ W. Paul Goranson	Chief Executive Officer and Director	January 25, 2023
W. Paul Goranson	(Principal Executive Officer)
/s/ Carrie Mierkey	Chief Financial Officer	January 25, 2023
Carrie Mierkey	(Principal Financial and Accounting Officer)
*	Executive Chairman of the Board of Directors	January 25, 2023
William M. Sheriff
*	Director	January 25, 2023
Dennis E. Stover
*	Director	January 25, 2023
Richard M. Cherry
*	Director	January 25, 2023
Mark S. Pelizza
*	Director	January 25, 2023
William B. Harris
*	Director	January 25, 2023
Susan Hoxie-Key
*By	/s/ Gregory Zerzan
Name: Gregory Zerzan: Attorney-in-fact

III-2

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Amendment No. 1 to the Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on January 25th, 2023.

enCore Energy US Corp.
By:	/s/ Gregory Zerzan
	Name:	Gregory Zerzan
	Title:	Chief Administrative Officer, General Counsel and Secretary

III-3